=======================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                     PREMIER DEVELOPMENT & INVESTMENT, INC.
                  ---------------------------------------------
                 (Name Of Small Business Issuer in its Charter)


         NEVADA                        5812                    52-2312117
-----------------------       ----------------------     ---------------------
(State or jurisdiction of   (Primary Standard Industry     (I.R.S. Employer
     incorporation or       Classification Code Number)  Identification Number)
      organization)


                           7475 Skillman, Suite C-102
                              Dallas, Texas  75231
                                 (813) 932-6822
          ------------------------------------------------------------
          (Address and Telephone Number of Principal Executive offices)

                              Andrew L. Jones, Esq.
                           7475 Skillman, Suite C-102
                              Dallas, Texas  75231
                                 (813) 932-6822
                                (209)254-8191 Fax
            --------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                        Copies of all Communications to:

                           Stag Financial Group, Inc.
                        8910 N. Dale Mabry Hwy., Ste. 37
                              Tampa, Florida  33614
                                 (813) 932-6828
                               (813) 932-6830 Fax

Approximate date of commencement of proposed sale to the public: As soon as practical after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act please check the following box. [X]



                          CALCULATION  OF  REGISTRATION  FEE

-------------------------------------------------------------------------------
Title of Each                         Proposed        Proposed
Class of                               Maximum         Maximum       Amount of
Securities to be    Amount to be   Offering Price     Aggregate    Registration
Registered (1)       Registered      Per Share (2)  Offering Price      Fee
-------------------------------------------------------------------------------
Common stock,
class A, $0.004
par value,
underlying
warrants             1,329,983     $      3.50     $4,654,940.50     $547.89
-------------------------------------------------------------------------------
   Total                                           $4,654,940.50     $547.89


(1) This registration statement relates to shares of Premier common stock, class A, $0.004 par value ("common stock") underlying non-transferable $3.50 Series A Warrants ("warrants") that were issued to holders of common stock through a warrant dividend (one warrant for every 50 shares of common stock held) on June 13, 2005 (the record date was June 8, 2005). This registration statement also covers any additional of shares of Premier common stock as may become issuable due to adjustments for changes resulting from stock dividends, stock splits, recapitalizations, mergers, reorganizations, combinations or exchanges or other similar events.

(2) Estimated pursuant to Rule 457(o) solely for purposes of calculating the registration fee.


     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART  I

Item No.  Required Item                      Location or Caption

      1.  Front of Registration
          Statement and Outside Front    Outside Front Cover Page of
          Cover of outside Prospectus    Prospectus

      2.  Inside Front and Outside       Inside Front and Outside
          Back Cover Pages of            Back Cover Pages of
          Prospectus                     Prospectus

      3.  Summary Information            Prospectus Summary; High
          and Risk Factors               Risk Factors

      4.    Use of Proceeds              Use of Proceeds

      5.  Determination of Offering      Determination of Offering
          Price                          Price

      6.    Dilution                     Dilution

      7.    Selling Security Holders     Selling Security Holders

      8.    Plan of Distribution         Plan of Distribution

      9.    Legal Proceedings            Legal Proceedings

     10.  Directors, Executive
          Officers, Promoters and
          Control Persons                Management

     11.  Security Ownership of
          Certain Beneficial Owners
          and Management                 Principal Stockholders

     12.  Description of Securities      Description of Securities

     13.  Interest of Named Experts
          and Counsel                    Legal Matters; Experts

     14.  Disclosure of Commission
          Position on Securities         Limitation of Liability and
          Indemnification                Indemnification Matters

     15.  Organization Within Last
          Five Years                     Certain Transactions

     16.  Description of Business        Business

     17.  Management's Discussion and    Management's Discussion and
          Analysis or Plan of            Analysis and Plan of
          Operation                      Operation

     18.  Description of Property        Business

     19.  Certain Relationships and
          Related Transactions           Certain Transactions

     20.  Market for Common Stock and    Market for Common Stock and
          Related Stockholder Matters    Related Stockholder Matters

     21.  Executive Compensation         Executive Compensation

     22.  Financial Statements           Financial Statements

     23.  Changes in and                 Changes in and
          Disagreements with             Disagreements with
          Accountants on Accounting      Accountants on Accounting
          and Financial Disclosure       and Financial Disclosure

     24.  Indemnification of             Indemnification of
          Directors and Officers         Directors and Officers

     25.  Other Expenses of Issuance     Other Expenses of Issuance
          and Distribution               and Distribution

     26.  Recent Sales of                Recent Sales of
          Unregistered Securities        Unregistered Securities

     27.  Exhibits                       Exhibits

     28.  Undertakings                   Undertakings



                                   PROSPECTUS

                    Subject To Completion Dated July 12, 2005

                                  Common Stock

                     PREMIER DEVELOPMENT & INVESTMENT, INC.

                           [Premier Development Logo]

               1,329,983 shares of Common Stock at $3.50 per share


     On June 13, 2005 we distributed at no charge to holders of our common stock, class A, $0.004 par value ("common stock") non-transferable $3.50 Series A Warrants ("warrants") to purchase shares of our common stock. Eligible stockholders received one warrant for every 50 shares of common stock owned at the close of business on June 8 2005. After rounding up for fractional amounts we distributed 1,329,983 warrants.

     Each warrant entitles the holder to purchase one share of our common stock at a price of $3.50. The warrants shall expire, unless they are exercised, on December 31, 2007, unless otherwise extended by our Board of Directors. You should carefully consider whether to exercise your warrants prior to this expiration date. All exercises of warrants are irrevocable. Our Board of Directors is making no recommendation regarding your exercise of the warrants. The warrants may not be sold or transferred.

     The shares are being offered directly by us without the services of an underwriter or selling agent.

     Shares of our common stock are traded on the OTC Bulletin Board under the symbol "PDIV." On July 11, 2005, the closing sales price for our common stock was $2.50 per share. We expect that the shares of common stock issued as a result of the warrants being exercised will also be listed on the OTC Bulletin Board under the same trading symbol.

     The exercise of your warrants for shares of our common stock involves numerous risks. You should carefully consider the risk factors beginning on page 8 of this prospectus before exercising your warrants.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is July ___, 2005.



     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any exercise of the rights.

                            ------------------------

                      Price to Selling     Underwriting       Proceeds to
                        Stockholders       Discount (1)       Company (2)
                      ----------------     ------------       -----------
Per Share (to
exercising warrant
holders)             $            3.50           -0-       $         3.50

Total                $    4,654,940.50           -0-       $ 4,654,940.50

(1)  No underwriters are being used to conduct this offering.
(2)  Before deducting offering expenses estimated at $13,048.


TABLE OF CONTENTS

                                             PAGE
                                             ----
Prospectus Summary                              6
Summary Financial Data                          7
RISK FACTORS                                    8
Forward Looking-Statements                     11
Use of Proceeds                                12
Determination of Offering Price                12
Dilution                                       12
Capitalization                                 14

Management's Discussion and
  Analysis of Financial
  Condition and Results of
  Operations                                   14
Selling Stockholders                           18
Plan of Distribution                           20
Business                                       23
Management                                     32
Executive Compensation                         36
Principal Stockholders                         38
Certain Transactions                           40
Dividend Policy                                42
Shares Eligible For Future Sale                42
Description of Securities                      43
Legal Matters                                  45
Experts                                        45
Additional Information                         46
Index to Financial Statements                 F-1



                                     SUMMARY

     This summary highlights selected information from this prospectus. The following summary information is qualified in its entirety by the information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and may not contain all of the information that you should consider prior to making a decision to exercise any or all of your warrants. You should read the entire prospectus carefully, including the "Risk Factors" section beginning on page 6 of this prospectus and the financial statements and notes to these statements contained or incorporated by reference in this prospectus. Unless the context otherwise requires, references to "Premier," "we," "us," "our," or "Company" refer to Premier Development & Investment, Inc. and its subsidiaries.


                                   The Company

Overview

     We are a holding company involved in the development and operation of theme-based restaurant and bar properties. We were incorporated in the state of Nevada on March 29, 2001 and commenced full-scale operations on August 1, 2004.


Our Business Strategy

     Our objective is to develop - either internally or through joint ventures and other similar partnership agreements - theme-based restaurant and bar concepts that may be expanded into full-fledged chains or franchise opportunities. By co-developing restaurant and bar properties in this manner we will be able to:

- reduce our financial risk by sharing in the development and marketing costs typically associated with opening new restaurants and bars;

- generate secondary or alternative revenue streams by providing professional restaurant and bar management consulting services through the collective expertise of our diverse management team; and

- better diversify our restaurant and bar portfolio to minimize our risk exposure to any single operation or concept.


Players Grille Restaurant and Bar

     Players Grille is a theme-based casual dining sports bar we acquired in August 2004. As part of the transaction we acquired all ownership and rights to the brand name and concept as well as the right of first refusal to purchase the original location, also located in the Jacksonville area.

     Present we own and operate one Players Grille unit in the Jacksonville area. We plan on opening up to two new Players Grille locations within the Jacksonville area during the course of fiscal 2005. We also plan on introducing a franchising program for Players Grille at the end this fiscal year.

                                  THE OFFERING

Securities     On June 13, 2005 we distributed at no charge to holders
Offered        of our common stock non-transferable warrants to purchase shares of our common stock. Eligible stockholders received one warrant for every 50 shares of common stock owned at the close of business on June 8 2005. After rounding up for fractional amounts we distributed 1,329,983 warrants

$3.50 Series   Each warrant entitles the holder to purchase one share of
A Warrants     common stock at a price of $3.50 a share.  The warrants are non-transferable and, unless otherwise extended by us, shall expire on December 31, 2007.

Shares         We had 332,105 shares of common stock issued and outstanding
Outstanding    on July 11, 2005.
Before
Warrant
Exercise

Shares         Although we are registering all 1,329,983 shares of common stock
Outstanding    underlying the warrants, we cannot predict the specific number
After Warrant  of warrants that will be exercised, if any.
Exercise
               However, if we assume 100% of the warrants are exercised, we will have 1,662,088 shares of common stock issued and outstanding.

Use of         We intend to use the proceeds from the exercise of the warrants,
Proceeds       if any, for general working capital and to open additional
               Players Grille restaurants.

OTC Bulletin   Premier presently trades on the OTC Bulletin Board under the
Board Trading  symbol "PDIV."
Symbol

                             SUMMARY FINANCIAL DATA

                                      For the three months                   For the fiscal year
                                      ended March 31, 2005                 ended December 31, 2005
Statement of Operations                   (unaudited)                             (audited)
-----------------------           ----------------------------           ----------------------------
Net sales                               $         347,616                      $         542,947
Net income (loss)                                 (33,525)                               116,389
Earnings (loss) per share                             NIL                                    NIL

Balance Sheet
-------------
Total assets                            $       1,719,119                      $       1,803,445
Total liabilities                                 206,047                                162,691
Shareholders'  equity                   $       1,513,072                      $       1,546,598


                                  RISK FACTORS

     The exercise of your warrants for shares of our common stock involves a high degree of risk. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and evaluate the following risk factors.

AS A HOLDER OF COMMON STOCK, YOU MAY SUFFER SIGNIFICANT DILUTION OF YOUR PERCENTAGE OWNERSHIP OF OUR COMMON STOCK.

     If you do not exercise your warrants and shares are purchased by other stockholders through their exercise of warrants, your proportionate voting and ownership interest will be reduced and the percentage that your original shares represent of our expanded equity after any warrant exercises will be diluted. The magnitude of the reduction of your percentage ownership will depend upon the extent to which you exercise you warrants.


THE WARRANTS ARE NOT TRANSFERABLE AND THERE IS NO MARKET FOR THE WARRANTS.

     You may not sell, give away or otherwise transfer your warrants. The warrants are only transferable by operation of law. Because the warrants are non-transferable, there is no market or other means for you to directly realize any value associated with the warrants. You must exercise the warrants and acquire additional shares of our common stock to realize any value.

IF YOU EXERCISE YOUR WARRANTS, YOU MAY BE UNABLE TO SELL ANY SHARES YOU PURCHASE AT A PROFIT.

     The public trading market price of our common stock may decline after you elect to exercise your warrants. If that occurs, you will have committed to buy shares of common stock at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of warrants you will be able to sell your shares of common stock at a price equal to or greater than the subscription price.

WE WILL NEED ADDITIONAL CAPITAL IN THE FUTURE TO CONTINUE GROWING OUR BUSINESS, BUT CANNOT BE CERTAIN THAT FUTURE FINANCING WILL BE AVAILABLE TO US ON ACCEPTABLE TERMS WHEN WE NEED IT.

     We currently do not have enough working capital to achieve our long-term business expansion goals. While we believe we will be able to secure the funding when necessary, we can give no assurances that such financing will be available, or if available, that it would be on acceptable terms.


WE DEPEND ON ANDREW L. JONES, OUR SOLE OFFICER AND DIRECTOR. THE LOSS OF HIS SERVICES, OR FUTURE KEY PERSONNEL, COULD HARM OUR BUSINESS.

     Our business is presently dependent on Andrew L. Jones, our sole officer and director. We do not have key person life insurance or an employment agreement with Mr. Jones. Should we lose Mr. Jones's services we could have great difficulty replacing him with another qualified officer, which could result in us failing to continue as a going concern. We are presently seeking additional qualified officer and director candidates to join the Premier management team.

OUR INDUSTRY IS HISTORICALLY SEASONAL.

     Our industry is historically seasonal, with sales volumes generally higher during the spring and summer months and lower in the fall and winter months. Severe weather, storms and similar conditions may impact sales volumes and prevent our business from reaching profitability, or if profitability is ever reached, fail to maintain such profitability.


OUR INDUSTRY IS SUBJECT TO MANY VARIOUS GOVERNMENT REGULATIONS.

     Our business is subject to various international, federal, state and local laws affecting our operations. Each unit we open must comply with various licensing requirements and regulations by a number of governmental authorities, which typically include health, safety and fire authorities in the municipality where our facility is located. The development and operation of successful facilities depends upon selecting and acquiring suitable building sites, which are subject to zoning, land use, environmental, traffic and other regulations.

     Additionally, because we anticipate a significant portion of our revenues to be generated from the sale of alcoholic beverages, we must comply with any and all regulations governing their sale. Typically this requires the proper licensing at each site (in most cases on an annual basis). Such licenses may be revoked or suspended for cause at any time. These regulations often relate to many aspects of the restaurant and bar's operation, including the minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages. The failure of any operational location to obtain or retain such a license would limit its ability to generate sufficient revenues to achieve profitability at that particular location, which could subsequently impact our business's overall sales volumes and ability to achieve (and if achieved, maintain) profitability.


WE HAVE ANTI-TAKEOVER PROVISIONS WHICH MAY MAKE IT DIFFICULT TO REPLACE OR REMOVE OUR CURRENT MANAGEMENT.

     Our Articles of Incorporation authorizes the issuance of up to 10,000,000 shares of common stock, class B, and/or up to 20,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors. Our Board of Directors may, without requiring shareholder approval, issue common stock, class B, and/or preferred stock with dividends, liquidation, conversion, voting or other rights which could supercede and/or adversely affect the voting power and/or other rights of the holders of our common stock, class A. The ability of our Board of Directors to issue common stock, class B, and/or preferred stock may prevent any shareholder attempt to replace or remove current management and/or could make it extremely difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.


OUR INDEPENDENT AUDITOR'S OPINION CONTAINS A "GOING CONCERN" QUALIFICATION.

     The auditor's opinion to our financial statements indicates that it was prepared on the assumption that we continue as a going concern. Nevertheless, our independent auditor believes there is "substantial doubt" that we will be able to continue as a going concern. See "Independent Auditors' Report" on page F-2. The auditor notes that we remain a development stage company and that we are dependent upon our ability to realize the value of our assets to meet future financing requirements. We believe we are taking the steps necessary towards developing and implementing our business plan and are working towards generating sufficient levels of cash flow that will lead to the elimination of such qualification from our audited statements. However, there can be no assurance that we will ever achieve profitability or that a stream of revenue can be generated or sustained in the future.


OUR COMMON STOCK IS SUBJECT TO THE PENNY STOCK RULES.

     The SEC has adopted a set of rules called the "penny stock rules" that regulate broker-dealer securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information regarding transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer to deliver to the customer a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with other information. The penny stock rules require that prior to a transaction in a penny stock, the broker-dealer must determine in writing that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may reduce the level of trading activity in the secondary market for a stock that is subject to the penny stock rules. These penny stock rules may make it more difficult for investors in our common stock to sell their common stock.


FORWARD-LOOKING STATEMENTS.

     On one or more occasions, we may make statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. All statements other than statements of historical facts included in this prospectus relating to expectation of future financial performance, continued growth, changes in economic conditions or capital markets and changes in customer patterns and preferences, are forward-looking statements.

     Words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," "will likely result,"

"will continue," "may,""could" or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management's examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that our expectations will be realized.

     Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

     We may be unable to achieve the future results covered by the forward-looking statements. The statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the future results that the statements express or imply. See "Risk Factors." Please do not put undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.


                                 USE OF PROCEEDS

     When cannot predict how many, if any at all, of the warrants will be exercised. However, if we were to assume 100% of the warrants are exercised, we will receive estimated gross proceeds of $4,789,694. We intend to use the proceeds, if any, primarily for working capital and opening new Players Grille restaurants. We offer no assurance that any of the warrants will ever be exercised.


                         DETERMINATION OF OFFERING PRICE

     The exercise price of $3.50 for the warrants was arbitrarily decided by our Board of Directors. Their decision bears no price relationship to the market price of our common stock, assets, book value, earnings or other criteria of value.

     The Board of Directors makes no recommendation to you about whether you should exercise any of your warrants.


                                    DILUTION

     As of July 11, 2005, we had 332,105 shares of common stock issued and outstanding and a net tangible book value per share of approximately $4.56 (based on aggregate net tangible assets of $1,513,072 as of March 31, 2005). Net tangible book value is the aggregate amount of our tangible assets less our total liabilities. Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of shares of common stock issued and outstanding.

     You will not experience any dilution in your investment because you will be purchasing shares at a discount to the current net tangible book value per share.

                                 CAPITALIZATION

     The following table sets forth as of March 31, 2005 our actual capitalization:

                                               Amount Outstanding
                                               ------------------
Short-term debt                                $         111,043

Long-term debt                                            64,427

Stockholders' equity (1)
  Common stock, class A,
    $0.00002 par value;
    1,250,000,000 shares authorized;
    68,424,069 issued and outstanding                      1,368
  Common stock, class B,
    $0.001 par value;
    10,000,000 shares authorized;
    no shares issued and outstanding                         -0-
  Preferred stock
    $0.001 par value;
    20,000,000 shares authorized;
    no shares issued and outstanding                         -0-
  Additional paid in capital                           1,526,208
 (Accumulated deficit)                                   (14,504)
------------------------------------                   ----------
Total stockholders' equity                            $1,513,072


1. For detailed information regarding the terms and conditions of our common stock, preferred stock, and warrants see "Description of Securities".

2. On June 9, 2005 we undertook a 1-for-200 reverse stock split. As of July 11, 2005 we had 332,105 shares of common stock issued and outstanding.


           MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

          You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this quarterly report. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. When used in this document, the words "anticipate", "believe", "estimate", "expect" and "intend" and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current view(s) regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein.

Overview

     We are a developer and operator of theme-based restaurants and bars, including our wholly owned subsidiary, Players Grille, Inc.

Independent Auditor's "Going Concern" Opinion

     The auditor's opinion to our financial statements indicates that it was prepared on the assumption that we continue as a going concern. Nevertheless, our independent auditor believes there is "substantial doubt" that we will be able to continue as a going concern. See "Independent Auditors' Report" on page F-2. The auditor notes that we remain a development stage company and that we are dependent upon our ability to realize the value of our assets to meet future financing requirements. We believe we are taking the steps necessary towards developing and implementing our business plan and are working towards generating sufficient levels of cash flow that will lead to the elimination of such qualification from our audited statements. However, there can be no assurance that we will ever achieve profitability or that a stream of revenue can be generated or sustained in the future.

Results of Operations

     For the ease of reference, we refer to the fiscal year ended December 31, 2004 as fiscal 2004 or the fiscal year ended December 31, 2004 and we refer to the fiscal year ended December 31, 2003 as fiscal 2003 or the fiscal year ended December 31, 2003. Subsequently, our present fiscal year, also referenced as fiscal 2005, ends on December 31, 2005.

     Additionally, we refer to the three-months ended March 31, 2005 as the quarter ended March 31, 2005 and the period of three-months ended March 31, 2004 as the quarter ended March 31, 2004. We reference the current fiscal year which ends on December 31, 2005 as fiscal 2005.

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004

Revenues

     For fiscal 2004 we generated sales of $542,947. This represents a $528,947, or 3,778.2%, increase over fiscal 2003 sales of $14,000. These revenues consisted primarily of revenues generated from our Players Grille, Inc. wholly-owned subsidiary and from management fees associated with being the Managing Partner of Coconut Grove Group, Ltd., a joint venture project 20% owned by us.

Gross Profit

     Our cost of goods sold for fiscal 2004 totaled $219,014 which yielded us a gross profit of $323,933. This compares to $-0- cost of goods sold during fiscal 2003 yielding a $14,000 gross profit. This represents a increase in gross profit of $309,933, or 2,213.8%, from the year ago period. The increase in gross profit and cost of goods sold is directly related to the operations within our Players Grille, Inc. wholly-owned subsidiary.

Expenses

     Operating Expenses. Fiscal 2004 operating expenses increased $322,425, or 588.1%, to $377,251 compared to $54,826 for the prior fiscal year. Our operating expenses consist primarily of personnel expenses, depreciation, lease expenses, professional fees, consulting fees and director fees. The increase in operating expenses during fiscal 2004 is primarily attributable to operating our Players Grille, Inc. and Countrywide Realty Services, Inc. wholly-owned subsidiaries.

     Other Income (Expenses). We experienced a one-time gain of $198,737 in fiscal 2004 from the sale of our 20% interest in Coconut Grove Group, Ltd., a joint venture project.

Net (Loss) Income Before Income Tax

     During fiscal 2004 we experienced a net gain of $145,466 prior to income taxes compared to a net loss of ($42,626) for the year ago period.

Income Taxes

     We incurred income tax expenses of ($29,077) for fiscal 2004 compared to $-0- for fiscal 2003. We no longer have any tax-loss carry-forwards to minimize the impact of income taxes on future years should our trend of profitability continue into fiscal 2005 and beyond.

Net Gain (Loss)

     We experienced a net gain of $116,389, or NIL per share, for fiscal 2004 compared to a net loss of ($42,626), or NIL per share, for fiscal 2003. The move from a net loss to a net gain is attributed primarily to the operations of our Players Grille, Inc. wholly-owned subsidiary and the one-time sale of our 20% interest in the Coconut Grove Group joint venture project.

FOR THE THREE-MONTHS ENDED MARCH 31, 2005

Revenues

     For the quarter ended March 31, 2005, revenues increased $339,616, or 4,245.2%, to $347,616 compared to $8,000 for the quarter ended March 31, 2004. These revenues were generated from the operation of our two wholly owned subsidiaries, Players Grille, Inc. and Countrywide Realty Services, Inc

     We anticipate our quarterly revenues will continue increasing significantly throughout fiscal 2005. These projected increases are anticipated to the continued operations and planned expansions at our wholly owned subsidiaries, especially our Players Grille operations.

Gross Profit

     For the quarter ended March 31, 2005, our gross profit totaled $185,792 compared to $8,000 for the year ago period. This $177,792, or 2,222.4%, increase in gross profit was attributable to higher sales.

     Cost of good sold during the quarter ended March 31, 2005 was $161,824 compared to $-0- for the same period a year ago. The sharp increase in cost of goods sold was the result of our operations at our wholly owned subsidiary Players Grille, Inc. compared to no similar ongoing operations during the quarter ended March 31, 2004.

Expenses

     Operating Expenses. Our operating expenses consist primarily of personnel expenses, depreciation expenses, professional fees, consulting fees and marketing expenses. These expenses totaled $219,317 for the quarter ended March 31, 2005, which was an increase of $204,987, or 1,430.4%, compared to $14,330 for the quarter ended March 31, 2004. The large increase was attributable primarily to operating our Players Grille, Inc. and Countrywide Realty Services, Inc. wholly owned subsidiaries.

Operating Loss

     Our operating loss for the quarter ended March 31, 2005 was ($33,525) compared to an operating loss of ($6,330) for the quarter ended March 31, 2004. The $27,195, or 429.6%, increase in operating loss is primarily attributable to $36,616 in depreciation expenses that did not exist a year ago.


Other Income (Expenses)

     We recorded expenses of $-0- and ($1,600) for the quarters ended March 31, 2005 and March 31, 2004, respectively. These expenses were to write-down the decline in value associated with our ownership in the Coconut Grove Group, Ltd. joint venture project. We sold our interest in Coconut Grove during the fiscal year ended December 31, 2004 and accounted for our ownership using the equity method of accounting. Our write-downs reflected our 20% ownership in the joint venture project.

Net Loss

     Our net loss for the quarter ended March 31, 2005 was ($33,525) compared to a net loss of ($7,930) for the quarter ended March 31, 2004. This $25,595, or 322.8%, increase is primarily attributable to $36,616 in depreciation expenses that did not exist a year ago.

Liquidity and Capital Resources

     Since our inception on March 29, 2001, we have financed our operating activities through private offerings of our equity securities and the personal contributions of our executive officers.

     As of March 31, 2005, we had current assets aggregating $391,084, comprised of $122,459 in cash or cash equivalents, marketable securities valued at $5,000, a note receivable of $2,508, inventory of $23,275, prepaid expenses of $15,501, a promissory note payable to us of $220,000, and other consisting of $2,341.

     As of March 31, 2005 we had other assets consisting of a $558,016 in equipment and leasehold improvements, less accumulated depreciation of ($98,567), and goodwill of $868,586.

     As of March 31, 2005, we had current liabilities aggregating $141,620, comprised of accounts payable of $1,500, deferred tax liabilities of $29,077, and a promissory note payable by us of $111,043. We also had a long-term promissory note payable by us valued at $64,427. We do not anticipate taking on any material financial obligations or commitments that are not commensurate with increases in revenues and gross subsequent profits.

     As of March 31, 2005 we had basic and fully diluted weighted average shares outstanding of 68,424,069 and 72,924,069, respectively. These represent declines of (8,987,237), or (11.6%), and (16,487,237), or (18.4%), respectively, from the quarter ended March 31, 2004. Management is continuing to explore additional methods, including additional share retirements and potential buybacks, to further reduce the number of shares issued and outstanding.

Our Business

Overview

     We are a holding company involved in the development and operation of theme-based restaurant and bar properties. We were incorporated in the state of Nevada on March 29, 2001 and just commenced full-scale operations on August 1, 2004.


Our Business Strategy

     Our objective is to develop - either internally or through joint ventures and other similar partnership agreements - theme-based restaurant and bar concepts that may be expanded into full-fledged chains or franchise opportunities. By co-developing restaurant and bar properties in this manner we will be able to:

- reduce our financial risk by sharing in the development and marketing costs typically associated with opening new restaurants and bars;

- generate secondary or alternative revenue streams by providing professional restaurant and bar management consulting services through the collective expertise of our diverse management team; and

- better diversify our restaurant and bar portfolio to minimize our risk exposure to any single operation or concept.

     To achieve our objectives, we have developed the following focal points and strategies we anticipate implementing in our future ventures:

     Create a Fun, Energetic, Destination Drinking and Dining Experience. We wish to create and promote a fun, irreverent and socially interactive atmosphere. We intend to accomplish this by utilizing unique restaurant and bar layouts, featuring both well-known and up-and-coming live entertainment performers, including local and nationally known acts, and generating a festive atmosphere which should make our restaurants and bars fun and entertaining to our guests. We believe that if we are successful at achieving this goal, that customers will seek out our restaurants and bars for a wide variety of drinking and dining occasions, including weekend evenings, business occasions, social get-togethers with friends and family members, and regular after-work happy hours and weeknight dining.

     Distinctive Theme-Based Concepts. With each restaurant and bar venture we participate in we wish to create a unique theme-based experience for our guests centered around our full bar service, dining offerings and daily entertainment. The theme will be carried throughout our guests' entire visit and will involve all aspects of the experience, including the exterior design of the building, interior layout and decorum, employee greetings and uniforms, specialty drinks and menu items, and souvenirs unique to that particular theme.

     Comfortable Adult Atmosphere. Each restaurant and bar that we open will be primarily adult orientated. While children will be welcomed during daytime hours as long as they are accompanied by a responsible adult at all times during their visit, no one under 21 years of age (or the minimum legal drinking age as established by statute) will be allowed into our properties after 10pm local time. We believe that this policy will help maintain a fun and relaxed atmosphere that appeals to adult guests, and will help attract groups such as private parties and business organizations.

     High Standard of Guest Service. We intend to foster a passionate culture of guest service among our employees, ranging from the general manager to the greeters, through intense training, constant monitoring and emphasizing consideration of our guests first and foremost in all decisions. From the moment a guest walks into the front door, we want our guests to experience a high level of guest service provided by a knowledgeable, energetic staff. Bar tenders will be required to be able to free pour simultaneously from multiple liquor bottles and perform "flare" techniques (flipping, tossing and twirling of liquor bottles) for our guests' entertainment; greeters and servers will be required to introduce guests to the theme-based concept, explain the drink and entree menus, and generally set the stage for a fun and unique experience for them at our theme-based restaurant and bar.

     Pursue Disciplined Restaurant and bar Growth. Our management team intends to grow our company through consistent, disciplined expansion of our theme-based restaurants and bars. Through disciplined growth we will be able to better monitor new restaurant and bar openings and make sure that our guests have a positive experience and leave wanting to return again soon.

     Provide Superior Drinking and Dining Value. We believe that our theme-based restaurants and bars should provide our guests with interesting, high quality drinks and entrees. Each theme-based restaurant and bar will serve a unique variety of original drinks, some available in take home souvenir glasses, and generously portioned original entrees - each designed to perpetuate and immerse the guest in the restaurant and bar's theme concept. It is our goal to generate a US$25 average check per guest, inclusive of food and drinks.

Our Industry Overview

     In the United States, consumers are drinking and eating at restaurants and bars at ever increasing rates. According to the National Restaurant Association, the restaurant industry is expected to generate approximately $440.1 billion in sales during the course of 2004. This is up about 4.4% over 2003, which would comprise approximately 4% of the United States' Gross Domestic Product (GDP).

     The restaurant industry is comprised of four basic segments: fast food, mid-scale, casual dining and fine dining. The industry itself is highly fragmented by the presence of thousands of independent "mom and pop" operators and small chains. We estimate that chain stores control approximately 61% of the fast food segment while controlling only about 22% of the other three segments combined. As such, we believe that operators of strong concepts, including our theme-based concepts, should be able to continue increasing their overall market share, especially in the casual dining segment.

     Casual dining is the fastest growing segment of the restaurant industry. According to the National Restaurant Association, sales in this segment increased at a 6.9% annual compound growth rate throughout the 1990s, and are estimated at $44 billion annually. We believe that this segment of the restaurant industry will continue to benefit from current demographic trends, most notably a maturing baby-boomer population. The baby-boomers, or adults aged 37-55, tend to eat out more than the generations before them. Should this demographic trend continue, as they age so might their frequency for eating out. Another growing trend that we believe will contribute to further increases in casual dining is the two-income family, which may lead to more discretionary income but less discretionary time for cooking and cleaning at home.

     In addition to consumers eating out more frequently, they are also drinking more than ever outside of their homes. According to Adams Business Media, a market research group, alcohol sales at restaurants and bars topped $61 billion in 2000, an all-time high. We believe this is statistically important because most drinks are typically marked up between 500% to 800%, which is about double the typical drink markup only four years ago. Should this trend continue, and we believe it will, sales of alcohol may become an increasingly more significant contributor to our overall sales and, possibly, the most significant contributing factor to our net income.

Players Grille Restaurant and Bar

     On August 1, 2004 we acquired Players Grille Restaurant and Bar - Fleming Island located in Jacksonville, Florida. The purchase price was one-million dollars (US$1,000,000) and was comprised of $325,000 in cash and the issuance of 197,368 shares of common stock, 197,368 shares of Rule 144 restricted common stock, and a two-year $225,000 promissory note bearing simple 5% interest payable in eight equal quarterly payments.

     Players Grille is a theme-based casual dining sports bar. As part of the purchase we acquired all ownership and rights to the brand name and concept as well as the right of first refusal to purchase the original location, also located in the Jacksonville area.

     Premier intends to open up to two new Players Grille locations within the Jacksonville area during the course of fiscal 2005. We also plan on introducing a franchising program for Players Grille near the end of fiscal 2005.

Countrywide Realty Services

     On August 1, 2004 we acquired Countrywide Realty Services located in Miami Lakes, Florida. The aggregate purchase price consisted of five hundred thousand (500,000) shares of Premier Development & Investment, Inc. common stock, of which eighty percent (80%) was restricted under Rule 144 and twenty percent (20%) was free-trading but relegated to a leak out agreement. Up to an additional five hundred thousand shares (500,000) of the Premier's common stock may be earned based on meeting certain revenue and profit targets.

     On April 1, 2005 we rescinded the Countrywide acquisition. A one-time write-down will be undertaken in the fiscal quarter ended June 30, 2005 to account for the rescinding of this acquisition. We are no long associated with Countrywide.

Coconut Grove Group, Ltd. Joint Venture

     On July 30, 2001, we entered into a joint venture agreement with Tiki Hut Enterprises, Ltd. ("Tiki Hut"), a private developer of restaurants and bars, for the formation of Coconut Grove Group, Ltd. ("CG Group").

     Under the terms of the joint venture agreement, CG Group was initially capitalized with a US$3,000,000 cash investment commitment from Tiki Hut and an investment by us of 1,000,000 restricted shares of our common stock which were valued at US$60,000. The investment provided us with a 20% interest in CG Group and was recorded on our balance sheet using the equity method of accounting.

     On December 22, 2004 we sold our 20% interest to a private investor for US$250,000. This resulted in a one-time gain for us. We are no longer associated with the CG Group venture.

Operations and Management

     Our ability to effectively manage an operation, including high volume restaurants and bars, some with live entertainment offerings, is critical to our overall success. In order to maintain quality and consistency at each of our restaurant and bar properties we must carefully train and properly supervise our personnel and the establishment of, and adherence to, high standards relating to personnel performance, food and beverage preparation, entertainment productions and equipment, and maintenance of the facilities. Our current executive officers are capable of overseeing our planned growth over the next year. While staffing levels will vary from property to property, we anticipate our typical restaurant and bar property management staff to be comprised of a general manager, two assistant general managers, a kitchen manager, an assistant kitchen manager, a bar manager, and two assistant bar managers.

     Recruiting. We actively recruit and select individuals who share our passion for guest service. Our selection process includes testing and multiple interviews to aid in the selection of new employees, regardless of their prospective position. We have developed a competitive compensation plan for restaurant and bar management that includes a base salary, bonuses for achieving performance objectives, and incentive stock options. In addition, all employees are entitled to discount meals at any of our restaurants and bars.

     Training. We believe that proper training is the key to exceptional guest services. Each new management hire will goes through a 12-week training program that includes cross-training in all management duties. All non-management new hires go through a two-week training program where they learn all of our drink and food offerings, operational procedures and our point-of-sale (POS) computer system.

     Management Information Systems (MIS). Each restaurant and bar property is equipped with a variety of integrated management information systems. These systems include an easy-to-use point-of-sale (POS) computer system which facilitates the movement of guest food and beverage orders between the guest areas and bar operations, kitchen operations, controls cash, handles credit card authorizations, keeps track of sales on a per employee basis for incentive awards purposes, and provides on-site and executive level management with revenue and inventory data. Additionally, we are implementing a centralized accounting system that includes a food cost program and a labor scheduling and tracking program. Physical inventories of food and beverage items will be performed on a weekly basis. Furthermore, daily, weekly and monthly financial information is provided to executive level management for analysis and comparison to our budget and to comparable restaurants and bars. By closely monitoring restaurant and bar sales, cost of sales, labor and other cost trends we are better able to control our costs and inventory levels, and identify problems with individual operations, if any, early on.

     Secret Shopper. Because we believe exceptional guest services are paramount to our success, we employ a "secret shopper" program to monitor our quality control at all of our restaurants and bars. Secret shoppers are independent persons who test our food, beverage and service as customers without the knowledge of restaurant and bar management or personnel on a periodic basis and report their findings to our executive level management.

Marketing, Advertising and Promotion

     Our marketing strategy is aimed at attracting new guests to our restaurants and bars through both traditional and more creative avenues. We focus on building a reputation among local guests (those living within a 20 to 30 mile radius), attracting out-of-towners and tourists, and hosting special events for corporate and special occasion purposes. This is accomplished through:

-     pre-opening publicity;

-     traditional paid advertising;

-     building a community presence; and

-     free media exposure.

     When opening a new restaurant and bar property, we intend to hire a local public relations firm to assist us in establishing and sustaining our new operation. Such events would include pre-opening parties for local leaders, such as civic and media personalities, and hospitality industry leaders, such as key resort and hotel staff, meeting planners, and convention and visitors bureau representatives.

     We then sustain our restaurant and bar awareness through traditional paid advertising outlets which includes radio and television spots, newspaper and magazine ads, billboards, direct mailings, and hotel concierge cards. Additionally, selective media spots will be purchased to advertise well-known headline performance acts when they are scheduled to perform at one of our restaurant and bar locations.

     Furthering our promotional activities, we work at establishing relationships with area businesses and residents by participating in high-profile events, festivals and sporting events.

     And lastly, one of the most important aspects of our marketing strategy: we strive to generate "word of mouth" referrals. This is accomplished through guests leaving after having an exceptional visit to one of our establishments, through passive advertising from the wearing or use of our clothing and souvenirs sold at some locations, and delivering sample items and free offers to drive-time radio personalities and morning television hosts. The anticipated result will be earning free media exposure and invitations for return engagements such as our pre-opening parties.

     While we do not have a fixed budget for marketing, we do not intend to spend more than 3% of revenues on marketing and promotion.

Acquisitions

     Premier is also actively seeking additional acquisition prospects that would complement and accelerate its growth. Management's primary focus involving the realm of acquisitions involves seeking and acquiring new and innovative themed restaurant and bar concepts that have one to five operating units. Such concepts and acquisition targets could benefit from having a publicly traded parent company and would be prime candidates for future franchising efforts.

Strategic Alliances and Relationships

     In February 2003 Premier entered into a strategic alliance with Stag Financial Group, Inc. Through this strategic alliance Premier and Stag Financial will work together to conceive and fund new restaurant and bar joint venture projects, assist growing Premier's revenue and income streams while enhancing the balance sheet, and create new financing opportunities to address Premier's growth and expansion needs.

Competition

     The restaurant and bar industry is intensely competitive. We compete on the basis of taste, quality, price of drinks and food, guest service, location, ambiance, and ultimately, the overall drinking and dining experience of our guests. We compete against many well established competitors with substantially greater financial resources and a longer history of operations than we do.
These competitors' resources and market presence may provide them with advantages in marketing, purchasing and negotiating prices and leases. Furthermore, not only do we compete with other restaurants and bars for sites, but we compete with other retail establishments. Changes in consumer tastes, economic conditions, demographic trends and the location and number of, and type of drinks and food served by, competing restaurants and bars could adversely affect our business as could the unavailability of experienced management and hourly employees.

Employees

     As of March 31, 2005, we had approximately 63 employees.

     None of our employees are covered by collective bargaining agreements, and we have never experienced an organized work stoppage or strike. We believe that our working conditions and compensation packages are competitive and consider relations with our employees to be very good.

Property and Equipment

     Through our wholly-owned subsidiary, Players Grille, Inc., a Nevada corporation, we presently lease approximately 6,084 square feet of restaurant/retail space in Orange Park, Florida. In this space we operate our Players Grille Restaurant and Bar, a casual dining, theme-based restaurant.

     Through our wholly-owned subsidiary, Countrywide Realty Services, a Nevada corporation, we presently lease approximately 875 square feet of commercial/retail space in Miami Lakes, Florida. In this space we operate our Countrywide subsidiary.

     Our Chairman, Treasurer and Secretary, Andrew Jones, provides us with approximately 150 square feet of office space free of charge in an office building he leases in Dallas, Texas. This space is considered our corporate headquarters and is where all administrative oversight occurs. Mr. Jones has no plans to begin charging us rent through the end of fiscal 2005.

Intellectual Property

     We currently do not own any trademarks or servicemarks. We do own all of the rights to the brand Players Grille Restaurant and Bar. As we grow and develop additional theme-based concepts, we intend to register their respective trademarks and servicemarks with the United States Patent and Trademark Office and other similar international bureaus.

Government Regulations

     Our restaurants and bars are subject to regulation by federal agencies and to licensing and regulation by state and local health, sanitation, building, zoning, safety, fire and other departments relating to the development and operation of restaurants and bars. These regulations include matters relating to environmental, building, construction and zoning requirements and the preparation and sale of food and alcoholic beverages. Our facilities must be licensed and subject to regulation under state and local fire, health and safety codes.

     Each of our restaurants and bars are required to obtain a license to sell alcoholic beverages on the premises from a state authority and, in some certain locations, county and/or municipal authorities. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of each of our restaurants and bars, including the minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages. We have not encountered any material problems relating to alcoholic beverage licenses to date. The failure to receive or to retain a liquor license in a particular location could adversely affect that restaurant and bar and our ability to obtain such a license elsewhere.

     We may become subject to "dram-shop" statues in various states which we may open or operate a restaurant and bar. These statutes generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated individual. We intend to purchase liability insurance for protection against such potential liabilities that is consistent with coverage carried by other competitors in the restaurant and bar industry. However, even with such insurance coverage, a judgment against us under a dram-shop statute in excess of our liability coverage could have a material adverse effect on us.

     Our operations are also subject to federal, state and local laws governing such matters as wages, working conditions, citizenship requirements and overtime. Some states have set minimum wage requirements higher than the federal level. Significant numbers of future hourly personnel at our restaurants and bars will be paid at rates related to the federal or state mandated minimum wage and, accordingly, increases in the minimum wage will increase our labor costs. Other governmental initiatives such as mandated health insurance, if implemented, could adversely affect us as well as the restaurant and bar industry in general. We are also subject to the Americans With Disabilities Act of 1990, which, among other things, may require certain renovations to our future properties to meet federally mandated requirements. The cost of such renovations, if any, is not expected to materially affect us or our operations.


                            SELLING SECURITY HOLDERS

     The following table presents certain information regarding the beneficial ownership of our shares of our common stock and warrants by the selling security holders as of July 11, 2005, and the number of shares of common stock and warrants covered by this prospectus. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us, except as noted below.

                                                     Number of
                            Number of                Warrants
                             Shares                 Owned Prior  Beneficial
                           Beneficially  Number of    to the     Ownership
                           Owned Prior    Shares     Offering    of Shares
         Name of             to the        Being     and Being     After   Percent
Selling Security Holder   Offering (1)    Offered    Offered     Offering    (2)
-----------------------   ------------   ---------  ----------  ---------  -------
71st Street Holdings,
  LLC                          2,500        2,000       2,000         500     *
Calven and Audrey
  Armstrong                       10            8           8           2     *


                                       22

Adam and Chelsea Barnett      60,000       48,000      48,000      12,000   3.2%
Michael F. Barnett            27,750       22,200      22,200       5,550   1.6%
Cede & Co. (3)               471,370      378,577     378,577      92,793  13.1%
Norman Charette                    2            2           2         -0-     *
Citigroup Global
  Markets, Inc.                   75           60          60          15     *
Coconut Grove Group, Ltd.     62,500       50,000      50,000      12,500   3.3%
Crown Premier Properties       2,500        2,000       2,000         500     *
Deep Blue Associates, Ltd.   118,750       95,000      95,000      23,750   5.6%
Alfred W. Delisle             23,311       18,650      18,650       4,661   1.3%
Le T. Delisle                  3,124        2,500       2,500         624     *
GB&W Capital Mgmt., Ltd.      83,854       67,084      67,084      16,770   4.2%
William S. J. Holmes               7            6           6           1     *
Mike Hume                        500          400         400         100     *
Andrew L. Jones               22,626       18,131      18,131       4,495   1.3%
Angela Jones                     624          500         624         124     *
George Joseph                  2,467        1,974       1,974         493     *
Fred Kane                      1,250        1,000       1,000         250     *
Henry Feilding Lewis, Jr.         17           14          14           3     *
M&A Consulting Company        37,500       30,000      30,000       7,500   2.1%
John Mastemick                    37           30          30           7     *
Wayne L. and Shirley M
  McIntosh                        25           20          20           5     *
Katherine Menendez               125          100         100          25     *
James P. Morris                6,800        5,440       5,440       1,360     *
Olympus Imports &
  Exports, Ltd.               82,786       66,230      66,230      16,556   4.2%
Paragon Communications, Ltd. 157,250      125,800     125,800      31,450   6.9%
Pinnacle Promotions Corp.     65,000       52,000      52,000      13,000   3.4%
Lula Francis Platt            12,250        9,800       9,800       2,450     *
Premier Development &
  Investment, Inc.             6,250        5,000       5,000       1,250     *
Protege, LLC                   2,500        2,000       2,000         500     *
Robert Real                    1,500        1,200       1,200         300     *
George Sarkees                 2,467        1,974       1,974         493     *
Scottrade, Inc.                  535          430         430         105     *
J. Scott Sitra                 6,115        4,893       4,893       1,222     *
Stag Financial Group, Inc.   301,574      241,260     241,260      60,314  10.5%
Tin Hong Trading
  Company, Inc.               43,874       35,100      35,100       8,774   2.4%
Nguyen Tran                      625          500         500         125     *
----------------------     ---------     ---------  ---------   ---------  ------
                           1,660,587    1,329,983   1,329,983     330,604

(*) Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities, and includes any shares of common stock which a person has the right to acquire within 60 days of July 11, 2005.

(2) Based on 332,105 total issued and outstanding shares as of July 11, 2005.

(3) Cede & Co. is the name of the holding company representing all shares beneficially held in brokerage accounts by stockholders. As of May 30, 2005 we had approximately 1,359 shareholders maintaining their positions through this holding company.


                              PLAN OF DISTRIBUTION

     We are offering shares of our common stock directly to you pursuant to this offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of warrants in this offering and no commissions, fees or discounts will be paid in connection with it. Certain of our officers and other employees may solicit responses from you, but such officers and other employees will not receive any commissions or compensation for such services other than their normal employment compensation.

     We will pay all fees associated with the issuance and distribution of the warrants which is estimated to be approximately $13,102.

     We expect that shares of our common stock received through the exercise of warrants will be traded on the OTC Bulletin Board under our current trading symbol "PDIV".

     The selling security holders will be subject to prospectus delivery requirements under the Securities Act of 1933. In the event of a "distribution" of shares by a selling security holder, the selling security holder, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Securities Exchange Act of 1934, which would generally prohibit these persons from bidding for or purchasing any security that is the subject of the distribution until his or her participation in that distribution is completed. In addition, Regulation M generally prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of common stock in connection with this offering.



                                    BUSINESS

Overview

     We are a holding company involved in the development and operation of theme-based restaurant and bar properties. We were incorporated in the state of Nevada on March 29, 2001 and commenced full-scale operations on August 1, 2004.


Our Business Strategy

     Our objective is to develop - either internally or through joint ventures and other similar partnership agreements - theme-based restaurant and bar concepts that may be expanded into full-fledged chains or franchise opportunities. By co-developing restaurant and bar properties in this manner we will be able to:

- reduce our financial risk by sharing in the development and marketing costs typically associated with opening new restaurants and bars;

- generate secondary or alternative revenue streams by providing professional restaurant and bar management consulting services through the collective expertise of our diverse management team; and

- better diversify our restaurant and bar portfolio to minimize our risk exposure to any single operation or concept.

     To achieve our objectives, we have developed the following focal points and strategies we anticipate implementing in our future ventures:

     Create a Fun, Energetic, Destination Drinking and Dining Experience. We wish to create and promote a fun, irreverent and socially interactive atmosphere. We intend to accomplish this by utilizing unique restaurant and bar layouts, featuring both well-known and up-and-coming live entertainment performers, including local and nationally known acts, and generating a festive atmosphere which should make our restaurants and bars fun and entertaining to our guests. We believe that if we are successful at achieving this goal, that customers will seek out our restaurants and bars for a wide variety of drinking and dining occasions, including weekend evenings, business occasions, social get-togethers with friends and family members, and regular after-work happy hours and weeknight dining.

     Distinctive Theme-Based Concepts. With each restaurant and bar venture we participate in we wish to create a unique theme-based experience for our guests centered around our full bar service, dining offerings and daily entertainment. The theme will be carried throughout our guests' entire visit and will involve all aspects of the experience, including the exterior design of the building, interior layout and decorum, employee greetings and uniforms, specialty drinks and menu items, and souvenirs unique to that particular theme.

     Comfortable Adult Atmosphere. Each restaurant and bar that we open will be primarily adult orientated. While children will be welcomed during daytime hours as long as they are accompanied by a responsible adult at all times during their visit, no one under 21 years of age (or the minimum legal drinking age as established by statute) will be allowed into our properties after 10pm local time. We believe that this policy will help maintain a fun and relaxed atmosphere that appeals to adult guests, and will help attract groups such as private parties and business organizations.

     High Standard of Guest Service. We intend to foster a passionate culture of guest service among our employees, ranging from the general manager to the greeters, through intense training, constant monitoring and emphasizing consideration of our guests first and foremost in all decisions. From the moment a guest walks into the front door, we want our guests to experience a high level of guest service provided by a knowledgeable, energetic staff. Bar tenders will be required to be able to free pour simultaneously from multiple liquor bottles and perform "flare" techniques (flipping, tossing and twirling of liquor bottles) for our guests' entertainment; greeters and servers will be required to introduce guests to the theme-based concept, explain the drink and entree menus, and generally set the stage for a fun and unique experience for them at our theme-based restaurant and bar.

     Pursue Disciplined Restaurant and bar Growth. Our management team intends to grow our company through consistent, disciplined expansion of our theme-based restaurants and bars. Through disciplined growth we will be able to better monitor new restaurant and bar openings and make sure that our guests have a positive experience and leave wanting to return again soon.

     Provide Superior Drinking and Dining Value. We believe that our theme-based restaurants and bars should provide our guests with interesting, high quality drinks and entrees. Each theme-based restaurant and bar will serve a unique variety of original drinks, some available in take home souvenir glasses, and generously portioned original entrees - each designed to perpetuate and immerse the guest in the restaurant and bar's theme concept. It is our goal to generate a US$25 average check per guest, inclusive of food and drinks.

Our Industry Overview

     In the United States, consumers are drinking and eating at restaurants and bars at ever increasing rates. According to the National Restaurant Association, the restaurant industry is expected to generate approximately $440.1 billion in sales during the course of 2004. This is up about 4.4% over 2003, which would comprise approximately 4% of the United States' Gross Domestic Product (GDP).

     The restaurant industry is comprised of four basic segments: fast food, mid-scale, casual dining and fine dining. The industry itself is highly fragmented by the presence of thousands of independent "mom and pop" operators and small chains. We estimate that chain stores control approximately 61% of the fast food segment while controlling only about 22% of the other three segments combined. As such, we believe that operators of strong concepts, including our theme-based concepts, should be able to continue increasing their overall market share, especially in the casual dining segment.

     Casual dining is the fastest growing segment of the restaurant industry. According to the National Restaurant Association, sales in this segment increased at a 6.9% annual compound growth rate throughout the 1990s, and are estimated at $44 billion annually. We believe that this segment of the restaurant industry will continue to benefit from current demographic trends, most notably a maturing baby-boomer population. The baby-boomers, or adults aged 37-55, tend to eat out more than the generations before them. Should this demographic trend continue, as they age so might their frequency for eating out. Another growing trend that we believe will contribute to further increases in casual dining is the two-income family, which may lead to more discretionary income but less discretionary time for cooking and cleaning at home.

     In addition to consumers eating out more frequently, they are also drinking more than ever outside of their homes. According to Adams Business Media, a market research group, alcohol sales at restaurants and bars topped $61 billion in 2000, an all-time high. We believe this is statistically important because most drinks are typically marked up between 500% to 800%, which is about double the typical drink markup only four years ago. Should this trend continue, and we believe it will, sales of alcohol may become an increasingly more significant contributor to our overall sales and, possibly, the most significant contributing factor to our net income.

Players Grille Restaurant and Bar

     On August 1, 2004 we acquired Players Grille Restaurant and Bar - Fleming Island located in Jacksonville, Florida. The purchase price was one-million dollars (US$1,000,000) and was comprised of $325,000 in cash and the issuance of 197,368 shares of common stock, 197,368 shares of Rule 144 restricted common stock, and a two-year $225,000 promissory note bearing simple 5% interest payable in eight equal quarterly payments.

     Players Grille is a theme-based casual dining sports bar. As part of the purchase we acquired all ownership and rights to the brand name and concept as well as the right of first refusal to purchase the original location, also located in the Jacksonville area.

     Premier intends to open up to two new Players Grille locations within the Jacksonville area during the course of fiscal 2005. We also plan on introducing a franchising program for Players Grille during the second half of fiscal 2005.

Countrywide Realty Services

     On August 1, 2004 we acquired Countrywide Realty Services located in Miami Lakes, Florida. The aggregate purchase price consisted of five hundred thousand (500,000) shares of Premier Development & Investment, Inc. common stock, of which eighty percent (80%) was restricted under Rule 144 and twenty percent (20%) was free-trading but relegated to a leak out agreement. Up to an additional five hundred thousand shares (500,000) of the Premier's common stock may be earned based on meeting certain revenue and profit targets.

     On April 1, 2005 we rescinded the Countrywide acquisition. A one-time write-down will be undertaken in the fiscal quarter ended June 30, 2005 to account for the rescinding of this acquisition. We are no long associated with Countrywide.

Coconut Grove Group, Ltd. Joint Venture

     On July 30, 2001, we entered into a joint venture agreement with Tiki Hut Enterprises, Ltd. ("Tiki Hut"), a private developer of restaurants and bars, for the formation of Coconut Grove Group, Ltd. ("CG Group").

     Under the terms of the joint venture agreement, CG Group was initially capitalized with a US$3,000,000 cash investment commitment from Tiki Hut and an investment by us of 1,000,000 restricted shares of our common stock which were valued at US$60,000. The investment provided us with a 20% interest in CG Group and was recorded on our balance sheet using the equity method of accounting.

     On December 22, 2004 we sold our 20% interest to a private investor for US$250,000. This resulted in a one-time gain for us. We are no longer associated with the CG Group venture.

Operations and Management

     Our ability to effectively manage an operation, including high volume restaurants and bars, some with live entertainment offerings, is critical to our overall success. In order to maintain quality and consistency at each of our restaurant and bar properties we must carefully train and properly supervise our personnel and the establishment of, and adherence to, high standards relating to personnel performance, food and beverage preparation, entertainment productions and equipment, and maintenance of the facilities. Our current executive officers are capable of overseeing our planned growth over the next year. While staffing levels will vary from property to property, we anticipate our typical restaurant and bar property management staff to be comprised of a general manager, two assistant general managers, a kitchen manager, an assistant kitchen manager, a bar manager, and two assistant bar managers.

     Recruiting. We actively recruit and select individuals who share our passion for guest service. Our selection process includes testing and multiple interviews to aid in the selection of new employees, regardless of their prospective position. We have developed a competitive compensation plan for restaurant and bar management that includes a base salary, bonuses for achieving performance objectives, and incentive stock options. In addition, all employees are entitled to discount meals at any of our restaurants and bars.

     Training. We believe that proper training is the key to exceptional guest services. Each new management hire will goes through a 12-week training program that includes cross-training in all management duties. All non-management new hires go through a two-week training program where they learn all of our drink and food offerings, operational procedures and our point-of-sale (POS) computer system.

     Management Information Systems (MIS). Each restaurant and bar property is equipped with a variety of integrated management information systems. These systems include an easy-to-use point-of-sale (POS) computer system which facilitates the movement of guest food and beverage orders between the guest areas and bar operations, kitchen operations, controls cash, handles credit card authorizations, keeps track of sales on a per employee basis for incentive awards purposes, and provides on-site and executive level management with revenue and inventory data. Additionally, we are implementing a centralized accounting system that includes a food cost program and a labor scheduling and tracking program. Physical inventories of food and beverage items will be performed on a weekly basis. Furthermore, daily, weekly and monthly financial information is provided to executive level management for analysis and comparison to our budget and to comparable restaurants and bars. By closely monitoring restaurant and bar sales, cost of sales, labor and other cost trends we are better able to control our costs and inventory levels, and identify problems with individual operations, if any, early on.

     Secret Shopper. Because we believe exceptional guest services are paramount to our success, we employ a "secret shopper" program to monitor our quality control at all of our restaurants and bars. Secret shoppers are independent persons who test our food, beverage and service as customers without the knowledge of restaurant and bar management or personnel on a periodic basis and report their findings to our executive level management.

Marketing, Advertising and Promotion

     Our marketing strategy is aimed at attracting new guests to our restaurants and bars through both traditional and more creative avenues. We focus on building a reputation among local guests (those living within a 20 to 30 mile radius), attracting out-of-towners and tourists, and hosting special events for corporate and special occasion purposes. This is accomplished through:

-     pre-opening publicity;

-     traditional paid advertising;

-     building a community presence; and

-     free media exposure.

     When opening a new restaurant and bar property, we intend to hire a local public relations firm to assist us in establishing and sustaining our new operation. Such events would include pre-opening parties for local leaders, such as civic and media personalities, and hospitality industry leaders, such as key resort and hotel staff, meeting planners, and convention and visitors bureau representatives.

     We then sustain our restaurant and bar awareness through traditional paid advertising outlets which includes radio and television spots, newspaper and magazine ads, billboards, direct mailings, and hotel concierge cards. Additionally, selective media spots will be purchased to advertise well-known headline performance acts when they are scheduled to perform at one of our restaurant and bar locations.

     Furthering our promotional activities, we work at establishing relationships with area businesses and residents by participating in high-profile events, festivals and sporting events.

     And lastly, one of the most important aspects of our marketing strategy: we strive to generate "word of mouth" referrals. This is accomplished through guests leaving after having an exceptional visit to one of our establishments, through passive advertising from the wearing or use of our clothing and souvenirs sold at some locations, and delivering sample items and free offers to drive-time radio personalities and morning television hosts. The anticipated result will be earning free media exposure and invitations for return engagements such as our pre-opening parties.

     While we do not have a fixed budget for marketing, we do not intend to spend more than 3% of revenues on marketing and promotion.

Acquisitions

     Premier is also actively seeking additional acquisition prospects that would complement and accelerate its growth. Management's primary focus involving the realm of acquisitions involves seeking and acquiring new and innovative themed restaurant and bar concepts that have one to five operating units. Such concepts and acquisition targets could benefit from having a publicly traded parent company and would be prime candidates for future franchising efforts.

Strategic Alliances and Relationships

     In February 2003 Premier entered into a strategic alliance with Stag Financial Group, Inc. Through this strategic alliance Premier and Stag Financial will work together to conceive and fund new restaurant and bar joint venture projects, assist growing Premier's revenue and income streams while enhancing the balance sheet, and create new financing opportunities to address Premier's growth and expansion needs.

Competition

     The restaurant and bar industry is intensely competitive. We compete on the basis of taste, quality, price of drinks and food, guest service, location, ambiance, and ultimately, the overall drinking and dining experience of our guests. We compete against many well established competitors with substantially greater financial resources and a longer history of operations than we do.
These competitors' resources and market presence may provide them with advantages in marketing, purchasing and negotiating prices and leases. Furthermore, not only do we compete with other restaurants and bars for sites, but we compete with other retail establishments. Changes in consumer tastes, economic conditions, demographic trends and the location and number of, and type of drinks and food served by, competing restaurants and bars could adversely affect our business as could the unavailability of experienced management and hourly employees.

Employees

     As of March 31, 2005, we had approximately 63 employees.

     None of our employees are covered by collective bargaining agreements, and we have never experienced an organized work stoppage or strike. We believe that our working conditions and compensation packages are competitive and consider relations with our employees to be very good.

Property and Equipment

     Through our wholly-owned subsidiary, Players Grille, Inc., a Nevada corporation, we presently lease approximately 6,084 square feet of restaurant/retail space in Orange Park, Florida. In this space we operate our Players Grille Restaurant and Bar, a casual dining, theme-based restaurant.

     Through our wholly-owned subsidiary, Countrywide Realty Services, a Nevada corporation, we presently lease approximately 875 square feet of commercial/retail space in Miami Lakes, Florida. In this space we operate our Countrywide subsidiary.

     Our Chairman, Treasurer and Secretary, Andrew Jones, provides us with approximately 150 square feet of office space free of charge in an office building he leases in Dallas, Texas. This space is considered our corporate headquarters and is where all administrative oversight occurs. Mr. Jones has no plans to begin charging us rent through the end of fiscal 2005.

Intellectual Property

     We currently do not own any trademarks or servicemarks. We do own all of the rights to the brand Players Grille Restaurant and Bar. As we grow and develop additional theme-based concepts, we intend to register their respective trademarks and servicemarks with the United States Patent and Trademark Office and other similar international bureaus.

Government Regulations

     Our restaurants and bars are subject to regulation by federal agencies and to licensing and regulation by state and local health, sanitation, building, zoning, safety, fire and other departments relating to the development and operation of restaurants and bars. These regulations include matters relating to environmental, building, construction and zoning requirements and the preparation and sale of food and alcoholic beverages. Our facilities must be licensed and subject to regulation under state and local fire, health and safety codes.

     Each of our restaurants and bars are required to obtain a license to sell alcoholic beverages on the premises from a state authority and, in some certain locations, county and/or municipal authorities. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of each of our restaurants and bars, including the minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages. We have not encountered any material problems relating to alcoholic beverage licenses to date. The failure to receive or to retain a liquor license in a particular location could adversely affect that restaurant and bar and our ability to obtain such a license elsewhere.

     We may become subject to "dram-shop" statues in various states which we may open or operate a restaurant and bar. These statutes generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated individual. We intend to purchase liability insurance for protection against such potential liabilities that is consistent with coverage carried by other competitors in the restaurant and bar industry. However, even with such insurance coverage, a judgment against us under a dram-shop statute in excess of our liability coverage could have a material adverse effect on us.

     Our operations are also subject to federal, state and local laws governing such matters as wages, working conditions, citizenship requirements and overtime. Some states have set minimum wage requirements higher than the federal level. Significant numbers of future hourly personnel at our restaurants and bars will be paid at rates related to the federal or state mandated minimum wage and, accordingly, increases in the minimum wage will increase our labor costs. Other governmental initiatives such as mandated health insurance, if implemented, could adversely affect us as well as the restaurant and bar industry in general. We are also subject to the Americans With Disabilities Act of 1990, which, among other things, may require certain renovations to our future properties to meet federally mandated requirements. The cost of such renovations, if any, is not expected to materially affect us or our operations.


                                LEGAL PROCEEDINGS

     On January 22, 2004 we filed a civil suit in Dallas County, Texas naming Equitilink, L.L.C., James J. Mahoney, Thomas M. Mahoney and Shamrock
Holdings as defendants.  The defendants were served on January 30, 2004.
The suit alleges that the defendants failed to render services as agreed upon in a October 1, 2003 contract thereby causing a breach of contract.
The suit seeks recovery of 600,000 shares of our common stock plus other damages and relief. We do not believe that this suit will have any material adverse impact upon our operations or financial condition.

     On August 25, 2004, we filed a civil suit in Dallas County, Texas naming Restaurant Training, Inc. and Lula Francis Platt as defendants.
The defendants were served with process on September 7, 2004. The suit alleges that defendants failed to perform under a contract for services, conversion and suit for declaratory judgment. The suit seeks the recovery of $2,500.00, 10,000 shares of common stock and judgment declaring that Lula Francis Platt is not a rightful shareholder of Premier Development and Investment, Inc. We settled this lawsuit on June 16, 2005.

     On October 28, 2004, a civil suit was filed against us in Hillsborough County, Florida. The suit alleges conversion and civil theft. The Plaintiffs seek as damages 490,000 shares of common stock. We settled this lawsuit on June 16, 2005.

     On March 22, 2005, a civil suit was filed against us in New York County alleging unlawful faxing. The plaintiff seeks as damages $30,000.00. The lawsuit is frivolous and we are aggressively defending ourselves in court.

     On April 4, 2005, we filed civil suits in Dallas County, Texas naming Elizabeth Hansen d/b/a OTC Elite Group and Corporate Awareness Professionals, Inc. as defendants. The suits allege that the defendants failed to render services as agreed upon in August 14, 2003 contracts thereby causing breaches of contract. The suits seek recovery of 235,000 shares of our common stock plus other damages and relief. We do not believe that these suits will have any material adverse impact upon our operations or financial condition.

     We are not currently party to any other legal proceedings, nor are we aware of any other pending or threatened actions against us.

                                   MANAGEMENT

     Our directors, executive officers and key management personnel, including their ages and respective positions as of July 11, 2005, are as follows:

       Name          Age    Position
       ----          ---    --------
Andrew L. Jones      32     Chairman, President, CEO, Treasurer and Secretary

     Our Board of Directors is comprised of only one class of director. Each director is elected to hold office until the next annual meeting of shareholders and until his successor has been elected and qualified. Officers are elected annually by the Board of Directors and hold office until successors are duly elected and qualified. The following is a brief account of the business experience of each of our directors and executive officers. There is no family relationship between any director or executive officer.

ANDREW JONES has been a director since April 2002. Prior to becoming a full director Mr. Jones had been a member of our Advisory Board since May 2001. Mr. Jones, a Texas-licensed attorney, is President of Law Office of Andrew L. Jones, P.C., a Dallas-based business law firm serving clients nationwide. Mr. Jones also serves as a member of the Board of Directors of Stag Financial Group, Inc., an international management and financial consulting firm. In December 2003, Mr. Jones co-founded Pegasus Air Group, Inc., a development stage company involved in the aircraft maintenance and charter services. He currently serves as the President and Chief Executive Officer of Pegasus. Mr. Jones, a past President of the North Dallas Bar Association, holds the degree of Bachelor of Arts in Government from the University of Texas at Austin and the degree of Juris Doctor from Baylor University School of Law.


COMMITTEES OF THE BOARD OF DIRECTORS

     Our Board of Directors presently does not have any active committees.


DIRECTOR COMPENSATION

     Members of our Board of Directors are not receiving any compensation, cash or otherwise, for the fiscal year ending December 31, 2005. However, we may reimburse our directors for travel and lodging expenses associated with their attendance of Board meetings and other corporate mandated business.


                             EXECUTIVE COMPENSATION


     The following table sets forth the compensation paid during the fiscal year ending December 31, 2004, which includes all compensation paid since our inception on March 29, 2001 to our Chief Executive Officer and each of our other executive officers and directors. No person has received compensation equal to or exceeding $100,000 nor have any bonuses been awarded since our inception on March 29, 2001. Furthermore, all of our executive officers and directors have agreed to forgo any and all types of cash compensation during the current fiscal year ending December 31, 2005.

                                Annual Compensation           Awards           Payouts
                                -------------------           ------           -------
                                               Other               Securities             All
                                              Annual   Restricted  Underlying            Other
Name and                                      Compen-    Stock      Options/    LTIP     Compen-
Principal                    Salary    Bonus  sation    Award(s)     SAR's     Payouts   sation
Position             Year      ($)      ($)     ($)       ($)         (#)        ($)     ($)(1)
------              ------   -------  ------  -------  ----------  ----------  -------  -------
Andrew L. Jones    2004      -0-      -0-       -0-      -0-       -0-         -0-      -0-
 Chairman,         2003      -0-      -0-       -0-      -0-       -0-         -0-      -0-
 President, CEO,   2002      -0-      -0-       -0-      -0-       -0-         -0-      -0-
 Secretary and
 Treasurer

Eric R. Boyer      2004      -0-      -0-       -0-      -0-       -0-         -0-      -0-
 Former President  2003      -0-      -0-       -0-      -0-       -0-         -0-      -0-
 and CEO           2002      -0-      -0-       -0-      -0-       -0-         -0-      -0-
                   2001      -0-      -0-     2,500(2) 500(3)      -0-         -0-      -0-


(1) None of the named executive officers received perquisites and other personal benefits, securities or property in excess of the lesser of $50,000 or 10% of such officer's total annual salary and bonus.

(2) Includes an unrealized gain of $2,500 from the exercise of 250,000 in-the-money options; based on the difference in exercise price of $0.05 a share versus the latest $0.06 price per share paid by the Company in a private acquisition.

(3) Includes a one-time grant of 500,000 shares of our common stock issued as compensation for serving on our Board of Directors valued at $0.001 a share, or $500.

Option Grants During the Fiscal Year

     There were no stock options awarded during the fiscal year ended December 31, 2004. Additionally, as of July 11, 2005, no stock options have been awarded in the fiscal year ending December 31, 2005.

Option Exercises and Holdings

     The following table provides summary information regarding option exercises during the fiscal year ended December 31, 2004 and the value of options held as of December 31, 2004 by our Chief Executive Officer, executive officers and directors:

                                                                            Value of
                                                          Number of      Unexercised In-
                                                         Unexercised        The-Money
                                                        Options as of     Options at
                        Shares                        fiscal year-end    fiscal year-end
Name and Principal   Acquired on       Value ($)      (#) Exercisable/   ($)Exercisable/
Position             Exercise (#)       Realized       Unexercisable(1)   Unexercisable
------------------   ------------      ---------       --------------    ---------------
Andrew L. Jones
 Chairman,               -0-             $-0-              7,500/-0-           $-0-
 President, CEO,
 Secretary and
 Treasurer

Eric R. Boyer
 Former President
 and CEO                 -0-             $-0-              7,500/-0-           $-0-



(1) Number of securities underlying options and exercise prices have been adjusted to reflect a 50-for-1 forward stock split on April 11, 2003 and a 1-for-200 reverse stock split on June 9, 2005.

(2) Mr. Boyer surrendered all of his beneficially controlled shares of Premier stock, including all of his option holdings, when he resigned from his positions on May 27, 2005. The stock options listed in this table represent Mr. Boyer's options as of December 31, 2004.


Employment Agreements

     We have not entered into any employment agreements with any of our employees. All future employment arrangements are subject to the discretion of our Board of Directors.

Employee Stock Ownership Program (ESOP)

     We have not established any form of an employee stock ownership program
(ESOP), including stock option, retirement, incentive, defined benefit, actuarial, pension or profit-sharing programs for the benefit of our executive officers, directors or other employees. It is possible that our Board of Directors may recommend the adoption of one or more such programs during the current fiscal year ending December 31, 2005.

                             PRINCIPAL STOCKHOLDERS

     The following table present certain information as of July 11, 2005 regarding the beneficial ownership of our common stock by:

- each person or entity known by us to own beneficially 5% or more of our issued and outstanding common stock;

-     each of our directors; and

-     all of our directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Under SEC rules, a person is deemed to be the beneficial owner of securities which may be acquired by such person upon the exercise of options and warrants or the conversion of convertible securities within 60 days from the date on which beneficial ownership is to be determined. Each beneficial owner's percentage ownership is determined by dividing the number of shares beneficially owned by that person by the number of outstanding shares, increased to reflect the beneficially-owned shares underlying options, warrants or other convertible securities included in that person's holdings, but not those underlying shares held by any other person. As of July 11, 2005 we had 332,105 shares issued and outstanding.

     Except as otherwise indicated in the notes to the table,

- we believe that all shares are beneficially owned, and investment and voting power is held by, the persons named as owners; and

- the address of each beneficial owner listed in the table, except where otherwise noted, is c/o Premier Development & Investment, Inc., 7475 Skillman, Suite C-102, Dallas, Texas 75231

                                             Shares
                                          Beneficially  Percentage
Directors and Executive Officers: (1)         Held        Owned
-------------------------------------      -----------  ----------
Andrew L. Jones (1)                             30,126      8.4%
All directors and officers as a group
  (1 person)                                    30,126      8.4%

Five Percent Stockholders
-------------------------
Stag Financial Group, Inc. (2)
  8910 N. Dale Mabry Hwy., Ste. 37
  Tampa, FL  33614                             301,574     52.6%
Deep Blue Associates, Ltd. (3)
  157 Hewitt Building
  Nassau, Bahamas                              118,574     27.8%
Olympus Imports & Exports, Ltd. (4)
  Box 3816
  Road Town, Tortola,
  British Virgin Islands                        82,786     20.8%
Tin Hong Trading Company, Ltd. (5)
  Frejgatan 13
  11479 Stockholm, Sweden                       43,874     11.9%
Pinnacle Promotions Corp. (6)
  57 Main St.
  Road Town, Tortola,
  British Virgin Islands                        65,000     16.9%
Paragon Communications, Ltd. (7)
  13 Topaz Dr.
  Pelican, Simpson Bay,
  St. Marteen, D.W.I.                          157,250     34.3%
Adam and Chelsea Barnett (8)
  11449 S.W. 86th Lane
  Miami, FL  33173                              60,000     15.8%
Michael F. Barnett (9)
  12394 S.W. 128th Street
  Miami, FL  33186                              50,000     13.4%
Coconut Grove Group, Ltd. (10)
  504 Beebe Ct.
  Frederick, MD  21703                          62,500     16.4%
GB & W Capital Management, Ltd. (11)
  7 Paradise Dr.
  Paradise Island, Bahamas                      83,854     21.0%

M & A Consulting Company (12)
  P. O. Box 23542
  Tampa, FL  33623                              37,500     10.4%
---------------------

(1) Includes 18,131 warrants to purchase shares of common stock and 7,500 options to purchase shares of common stock.

(2)     Includes 241,260 warrants to purchase shares of common stock.

(3)     Includes 95,000 warrants to purchase shares of common stock.

(4)     Includes 66,230 warrants to purchase shares of common stock.

(5)     Includes 43,874 warrants to purchase shares of common stock.

(6)     Includes 52,000 warrants to purchase shares of common stock.

(7)     Includes 125,800 warrants to purchase shares of common stock.

(8)     Includes 48,000 warrants to purchase shares of common stock.

(9)     Includes 40,000 warrants to purchase shares of common stock.

(10)     Includes 50,000 warrants to purchase shares of common stock.

(11)     Includes 67,084 warrants to purchase shares of common stock.

(12)     Includes 30,000 warrants to purchase shares of common stock.


                              CERTAIN TRANSACTIONS

     As of July 11, 2005 we have not entered into a transaction with a value in excess of $60,000 with a Director, officer, or beneficial owner of 5% or more of our capital stock, or members of their immediate families that had, or is to have, a direct or indirect material interest in us.


             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     Our common stock is quoted on the OTC Bulletin Board market under the trading symbol "PDIV". The following table sets forth, for each quarter period since our stock began trading on December 20, 2002 and the second quarter of 2005, the high and low sales prices as reported by the National Association of Securities Dealers (NASD).


Year Ending:                       Quarter Ending                      High (3)           Low (3)
-------------------------          -----------------------         -------------     -------------

December 31, 2002(1)               Fourth Quarter (2)                  -0-                -0-

December 31, 2003                  First Quarter                      $44.00             $4.00
                                   Second Quarter                     $40.00             $4.00
                                   Third Quarter                      $60.00             $8.00
                                   Fourth Quarter                     $138.00            $6.00

December 31, 2004                  First Quarter                      $660.00            $122.00
                                   Second Quarter                     $380.00            $200.00
                                   Third Quarter                      $300.00            $182.00
                                   Fourth Quarter                     $244.00            $180.00

December 31, 2005                  First Quarter                      $340.00            $182.00
                                   Second Quarter                     $220.00            $2.00


(1) Premier's common stock began trading on the OTC Bulletin Board under the trading symbol "PDVN" on December 20, 2002.

(2) Premier's common stock did not trade during the fiscal year ending December 31, 2002.

(3) Adjusted to reflect a 50-for-1 stock split effective April 11, 2003 and a 1-for-200 reverse stock split effective on June 9, 2005.


     As of July 11, 2005 14 NASD market making firms were quoting our common stock on the OTC Bulletin Board market. Our common stock had a closing price of $2.50 a share on July 11, 2005.

     As of July 11, 2005, we had approximately 1,407 stockholders of record.

     We have never declared or paid cash dividends. We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on the common stock in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our board.

Reverse Stock Split and Warrant Dividend

     On June 9, 2005 we undertook a 1-for-200 reverse stock split. After the completion of the reverse stock split we had approximately 332,105 shares of common stock issued and outstanding.

     In conjunction with the reverse stock split we conducted a warrant dividend of $3.50 Series A Warrants to our stockholders of record as of the close of business on June 8, 2005. The dividend ratio was 1 warrant for every 50 shares of common stock held. We issued 1,329,983 warrants, the common stock underlying the warrants is being registered in this registration statement.


                                 DIVIDEND POLICY

     We have never declared or paid cash dividends. We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on the common stock in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our board.

                         SHARES ELIGIBLE FOR FUTURE SALE

     We are authorized to issue up to 250,000,000 shares of our common stock. If all warrants and stock options are exercised and released, we would have 1,677,088 shares issued and outstanding (fully diluted basis). In such an event, we would have approximately 248,322,912 shares of authorized, but unissued, common stock available for issuance without further shareholder approval. Any issuance of additional shares of common stock may cause current shareholders to suffer significant dilution, which may adversely affect prevailing market prices, should a market for our common stock ever develop.

     As of July 11, 2005, we had 332,105 shares of common stock issued and outstanding.

     As of July 11, 2005, we had the following options to purchase shares of common stock outstanding:

No. of Options  Exercise Price   Vesting Period   Expiration Date
--------------  --------------   --------------   ---------------
3,750              $12.50        Fully Vested     April 12, 2007
11,250             $12.50        Fully Vested     March 28, 2008
---------------
15,000


                                       41

     None of the options issued and outstanding have been registered with the Securities and Exchange Commission. Unless these options are registered with the Commission any shares of common stock issued to exercising option holders will be subject to the resale restrictions of Rule 144.

     As of July 11, 2005, we had 1,329,983 non-transferable warrants issued and outstanding. Each warrant is exercisable into a share of common stock at an exercise price of $3.50 a warrant. All of these warrants' underlying shares of common stock are being registered in this registration statement. However, until the Commission declares this registration statement effective any shares of common stock issued to exercising warrant holders will be subject to the resale restrictions of Rule 144.

     In general, under Rule 144 as currently in effect, an affiliate or person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (two years for insiders) will be entitled to sell in any three-month period a number of shares that does not exceed the greater of
(i) one percent of our then outstanding shares of common stock or (ii) the average weekly trading volume of our common stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Rule 144 sales are subject to certain requirements relating to manner of sale, notice and the availability of current public information about the issuing company. A person (or persons whose shares are aggregate) who is not deemed to have been an affiliate at any time during the 90 days immediately preceding the sale and who has beneficially owned the shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to such limitations.


                            DESCRIPTION OF SECURITIES


     We are authorized to issued 280,000,000 shares of capital stock, comprised of 250,000,000 shares of common stock, class A ("common stock"), with a par value of $0.004 per share, 10,000,000 shares of common stock, class B, with a par value of $0.001 per share, and 20,000,000 shares of preferred stock, with a par value of $0.001 per share.

     As of July 11, 2005, we had 332,105 shares of common stock issued and outstanding and no shares of common stock, class B, or preferred stock issued and outstanding.

Common Stock

     Our Articles of Incorporation authorizes us to issue up to 250,000,000 shares of common stock, class A, $0.004 par value. Each holder of our common stock is entitled to one vote for each share held of record on all voting matters we present for a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock. All shares of our common stock are entitled to share equally in dividends from sources legally available when, as and if declared by our Board of Directors. All outstanding shares of our common stock are, along with the common stock being registered in this registration statement (upon issuance and sale), fully paid and non-assessable.

     In the event of our liquidation or dissolution, all shares of our common stock are entitled to share equally in our assets available for distribution to stockholders. However, the rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of common stock, class B or preferred stock that our Board of Directors may decide to issue in the future.

Common Stock, Class B

     Our Articles of Incorporation authorizes us to issue up to 10,000,000 shares of common stock, class B, $0.001 par value. As of July 11, 2005 there were no shares of common stock, class B issued or outstanding. Our Board of Directors is authorized, without further action by the shareholders, to issue shares of common stock, class B and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. We believe that the Board of Directors' power to set the terms of, and our ability to issue, common stock, class B will provide flexibility in connection with possible financing or acquisition transactions in the future. The issuance of common stock, class B, however, could adversely affect the voting power of holders of common stock and decrease the amount of any liquidation distribution to such holders. The presence of outstanding common stock, class B could also have the effect of delaying, deterring or preventing a change in control of our company.

Preferred Stock

     Our Articles of Incorporation authorizes us to issue up to 20,000,000 shares of preferred stock, $0.001 par value. As of July 11, 2005 there were no shares of preferred stock issued or outstanding. Our Board of Directors is authorized, without further action by the shareholders, to issue shares of preferred stock and to fix the designations, number, rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. We believe that the Board of Directors' power to set the terms of, and our ability to issue, preferred stock will provide flexibility in connection with possible financing or acquisition transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and decrease the amount of any liquidation distribution to such holders. The presence of outstanding preferred stock could also have the effect of delaying, deterring or preventing a change in control of our company.

Warrants

     On June 1, 2005 we announced a dividend of $3.50 Series A Warrants ("warrants") to common stockholders. This dividend is payable in a ratio of one warrant for every 50 shares of common stock held at the close of business on the record date. The record date was June 8, 2005 and the dividend was paid on June 13, 2005. We issued an aggregate of 1,329,983 warrants to our stockholders of record.

     Each warrant shall entitle its holder to purchase one share of common stock at an exercise price of $3.50 per share through December 31, 2007 at which time the warrants expire. The warrants are non-transferable and contain provisions that protect the holder against dilution by adjustment of the exercise price in certain events, including, but not limited to, stock dividends, stock splits (forward and reverse), reclassifications and/or mergers. The holder of a warrant does not possess the rights of a common stock shareholder. The shares of common stock, when issued upon the exercise of the warrants in accordance with the terms thereof, will be fully paid and non-assessable.

Transfer Agent

     Our stock transfer agent is Transfer Online, Inc. Transfer Online's address is 317 S.W. Alder Street, 2nd Floor, Portland, Oregon 97204, and their telephone and fax numbers are (503)227-2950 and (503)227-6874, respectively.

                                  LEGAL MATTERS

     The validity of the shares of common stock underlying the warrants offered by the selling security holders will be passed upon by the law firm of William
M. Ziering.


                                     EXPERTS

     Baumann, Raymondo & Company, PA, 405 North Reo Street, Suite 200, Tampa, Florida 33609, independent certified public accountants, have audited the financial statements of Premier Development & Investment, Inc. from inception through the fiscal year ended December 31, 2004. Our shareholders have ratified Baumann, Raymondo to continue as our independent auditors for the fiscal year ending December 31, 2005. We have included these financial statements in the prospectus and elsewhere in this registration statement in reliance on their report, given on their authority as experts in accounting and auditing.


     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

     On June 2, 2001, we engaged Baumann, Raymondo & Company, PA, as our independent public accountants. Prior to this engagement we had no independent public accountant.


               LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Our Articles of Incorporation and our Bylaws each contain provisions eliminating the personal liability of our directors and officers for monetary damages for breach of fiduciary duty as a director or officer, except for liability:

-     for breach of duty or loyalty to our company or its stockholders; or

- for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; or

- for any transaction from which the director or officer derived an improper personal benefit.

     These provisions offer our directors protection against awards of monetary damages resulting from breaches of their duty of care, except as indicated above, including grossly negligent business decisions made in connection with takeover proposals. As a result of these provisions, our stockholders' ability to successfully sue a director or officer for a breach of his duty of care has been limited. The Securities and Exchange Commission has taken the position that the provisions will have no effect on claims arising under the federal securities laws.

     To the extent we have the power to indemnify our directors, officers and controlling persons under the provisions described above, we have been advised that in the opinion of the Commission such indemnification is against public policy and is, therefore, unenforceable.


                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement under the Securities Act with respect to the common stock, warrants and options offered. This prospectus is part of that registration statement and does not contain all the information included in the registration statement.
For further information with respect to us and our common stock, warrants and options, you should refer to the registration statement and its exhibits. Portions of the exhibits may have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts or other documents filed as an exhibit to the registration statement, and these statements are qualified in their entirety by reference to the contract or document.

     The registration statement may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Regional Offices at the Commission located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of those filings can be obtained from the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and may also be obtained from the web site that the Commission maintains at http://www.sec.gov. You may also call the Commission at 1-800-SEC-0330 for more information.

     As of the date of this prospectus, we will become subject to the reporting requirements of the Securities and Exchange Act and, we will therefore, file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission set forth above, and copies of these materials can be obtained from the Commission's Public Reference Section at prescribed rates. We intend to furnish our stockholders with annual reports containing audited financial statements and any other periodic reports we deem appropriate or as may be required by law.

                              FINANCIAL STATEMENTS



                          [Baumann, Raymond & Co. Logo]



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------


To the Board of Directors and Stockholders
Premier Development & Investment, Inc.
Tampa, Florida

We have audited the accompanying consolidated balance sheet of Premier Development & Investment, Inc. (a Development Stage Company) and Subsidiaries, as of December 31, 2004, and the related consolidated statements of operations, cash flows and stockholders' equity for the period from March 29, 2001 (date of inception) to December 31, 2001 and for the years ended December 31, 2002, 2003 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the consolidated financial position of Premier Development & Investment, Inc. at December 31, 2004 and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note A, the Company has been in the development stage since its inception on March 29, 2001. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern.



/s/ Baumann, Raymondo & Company PA
BAUMANN, RAYMONDO & COMPANY PA
Tampa, Florida
April  5,  2005

                      PREMIER DEVELOPMENT & INVESTMENT, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2004


ASSETS
CURRENT ASSETS
  Cash                                                             $   146,934
  Marketable security, at value                                          5,000
  Receivable                                                             2,508
  Inventory                                                             20,279
  Prepaid expenses                                                      16,244
  Promissory note                                                      250,000
                                                                   -----------
      Total current assets                                             440,965
                                                                   -----------

EQUIPMENT AND LEASEHOLD IMPROVEMENTS
  Equipment                                                            288,409
  Leasehold improvements                                               263,287
  Less accumulated depreciation                                        (61,951)
                                                                   -----------
      Total equipment and leasehold improvements, net                  489,745
                                                                   -----------
OTHER ASSETS
  Goodwill                                                             868,586
  Other                                                                  4,149
                                                                   -----------
      Total other assets                                               872,735
                                                                   -----------


      TOTAL ASSETS                                                 $ 1,803,445
                                                                   ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable and accrued expenses                            $     2,571
  Due to affiliated companies controlled by
    a shareholder                                                       20,000
  Promissory note, current portion                                     111,043
  Deferred income tax                                                   29,077
                                                                   -----------
      Total current liabilities                                        162,691

PROMISSORY NOTE, net of current portion                                 94,156

      TOTAL LIABILITIES                                            $   256,847
                                                                   ===========

STOCKHOLDERS' EQUITY
    Class A voting common stock, $0.00002 par value
       1,250,000,000 shares authorized;
       68,419,069 shares issued and outstanding                         $1,368
    Class B voting common stock, $0.001 par value
       10,000,000 shares authorized;
       -0- shares issued and outstanding                                     -
    Preferred stock, $0.001 par value
       20,000,000 shares authorized;
       -0- issued and outstanding                                            -
    Additional paid in capital                                       1,526,209
    Earnings accumulated during the development stage                   19,021
                                                                   -----------
    Total stockholders' equity                                       1,546,598

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $1,803,445
                                                                   ===========






                     Read independent auditors' report
                The accompanying notes are an integral part
                       of these financial statements.

                      PREMIER DEVELOPMENT & INVESTMENT, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENT OF OPERATIONS
                 MARCH 29, 2001 (INCEPTION) TO DECEMBER 31, 2001
            AND FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004
                 MARCH 29, 2001 (INCEPTION) TO DECEMBER 31, 2004



                                                     2001          2002          2003        2004     CUMULATIVE
                                                  ----------    ----------    ----------   ---------   ---------

REVENUE                                             $8,333       $8,349       $14,000      $542,947    $573,629
                                                   --------     --------      --------     --------    --------

COST OF GOODS SOLD                                       -            -             -       219,014     219,014
                                                   --------     --------      --------     --------    --------

GROSS PROFIT                                         8,333        8,349        14,000       323,933     354,615
                                                   --------     --------      --------     --------    --------

GENERAL AND ADMINISTRATIVE EXPENSES                 23,329       25,318        54,826       377,251     480,724
                                                   --------     --------      --------     --------    --------

LOSS FROM OPERATIONS                               (14,996)     (16,969)      (40,826)      (53,318)   (126,109)
                                                   --------     --------      --------     --------    --------
OTHER INCOME (EXPENSE)
  Equity in earnings (loss) of investee             (1,667)        (670)       (2,800)            -      (5,137)
  Unrealized gain (loss) on marketable securities     (440)     (20,000)        1,000             -     (19,440)
  Gain (loss) on sale of investee                        -            -             -       198,737     198,737
  Other                                                  -            -             -            47          47
                                                   --------     --------      --------     --------    --------
  Total other income (expense)                      (2,107)     (20,670)       (1,800)      198,784     174,207

(LOSS) INCOME BEFORE INCOME TAX                    (17,103)     (37,639)      (42,626)      145,466      48,098

INCOME TAX EXPENSE                                       -            -             -       (29,077)    (29,077)
                                                    --------     --------      --------     --------    --------

NET (LOSS) INCOME                                  (17,103)     (37,639)      (42,626)      116,389       19,021
                                                   ========     ========      ========      ========    ========

(Loss) per common share

    Basic                                            NIL          NIL            NIL          NIL
                                                   ========     ========      ========     ========

    Fully diluted                                    NIL          NIL            NIL          NIL
                                                   ========     ========      ========     ========
Weighted average number of shares
    Basic                                        189,666,065  267,500,000    82,630,000   72,419,548

    Fully diluted                                346,416,065  424,250,000   239,380,000   79,569,548






                     Read independent auditors' report
                The accompanying notes are an integral part
                       of these financial statements.

                         PREMIER DEVELOPMENT & INVESTMENT, INC.
                              (A DEVELOPMENT STAGE COMPANY)
                         CONSOLIDATED STATEMENT OF CASH FLOWS
                    MARCH 29, 2001 (INCEPTION) TO DECEMBER 31, 2001
                 FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004
                    MARCH 29, 2001 (INCEPTION) TO DECEMBER 31, 2004



                                                     2001          2002          2003        2004     CUMULATIVE
                                                  ----------    ----------    ----------   ---------   ---------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income                                 (17,103)      (37,639)      (42,626)    116,389      19,021
                                                  ----------    ----------    ----------   ---------   ---------
  Adjustments to reconcile net loss to cash
   Provided by (used) in operations:

   Depreciation                                           -             -             -      61,951      61,591
   Deferred tax                                           -             -             -      29,077      29,077
   Gain on sale of investee                               -             -             -    (198,737)   (198,737)
   Debt forgiveness                                       -             -             -      17,286      17,286
   Equity in earnings of investee                     1,667           670         2,800       1,385       6,522
   Common stock received for services                     -        (5,000)            -           -       5,000
   Unrealized (gain) loss in marketable securities      440        20,000        (1,000)          -      19,440
   Common stock issued in connection with exercise
    of common stock for payment of expenses          11,169             -             -           -      11,169
   Common stock issued in connection with services
    provided by directors                             1,500             -             -           -       1,500
   Common stock issued in connection with services
    provided by consultants                           1,250             -             -           -       1,250
   Common stock issued in connection with services
    Services by officers                              7,200         4,800         4,800       4,800      21,600
   Increase in inventory                                  -             -             -     (20,279)    (20,279)
   (Decrease)/Increase in prepaid expenses                -           375             -     (16,573)    (16,198)
   Increase in payables                                   -             -        22,279         293      22,572
   Increase in receivable                                 -        (2,500)            -           -      (2,500)
                                                  ----------    ----------    ----------   ---------   ---------
        Total adjustments                            23,226        18,345        28,879    (120,797)    (50,347)
                                                  ----------    ----------    ----------   ---------   ---------
   Net cash provided by (used) in
    operating activities                              6,123       (19,294)      (13,747)     (4,408)    (31,326)

CASH FLOWS PROVIDED BY INVESTING ACTIVITIES:
   Acquisition of equipment and leasehold improvements    -             -             -    (551,696)   (551,696)
   Proceeds from the sale of marketable securities        -             -         4,000           -       4,000
                                                  ----------    ----------    ----------   ---------   ---------
   Net cash provided by (used) in
    investing activities                                  -             -         4,000    (551,696)   (547,696)
                                                  ----------    ----------    ----------   ---------   ---------

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
   Stock issued for cash                                  -             -             -     450,000     450,000
   Proceeds from issuance of note                         -             -             -     225,000     225,000
   Stock subscriptions received                           -        13,281         9,670      28,005      50,956
                                                  ----------    ----------    ----------   ---------   ---------
   Net cash provided by financing activities              -        13,281         9,670     703,005     725,956

NET INCREASE (DECREASE) IN CASH                       6,123        (6,013)          (77)    146,901     146,934

CASH, BEGINNING OF PERIOD                                 -         6,123           110          33           -

CASH, END OF PERIOD                                   6,123           110            33     146,934     146,934
                                                  ==========    ==========    ==========   =========   =========


SUPPLEMENTAL DISCLOSURE OF A NONCASH INVESTING AND FINANCING ACTIVITY

  In 2001, Premier issued 350,000 shares of its Class A common stock in conjunction with the acquisition of marketable securities and issued 1,000,000 shares of its
  Class A common stock in conjunction with the acquisition of a 20% interest in
  Coconut Grove Group, Ltd.

  In 2004, Premier issued 850,000 shares of its Class A common stock in conjunction with the acquisition of Player's and Countrywide.


                     Read independent auditors' report
                The accompanying notes are an integral part
                       of these financial statements.


                                       PREMIER DEVELOPMENT & INVESTMENT, INC.
                                            (A DEVELOPMENT STAGE COMPANY)
                                          STATEMENT OF STOCKHOLDERS' EQUITY
                                  MARCH 29, 2001 (INCEPTION) TO DECEMBER 31, 2001
                             AND FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004

                                                                                           DEFICIT
                                                                                         ACCUMULATED
                                                                                         DURING THE
                                        COMMON STOCK        PREFERRED STOCK    PAID-IN   DEVELOPMENT
                                     SHARES     AMOUNT     SHARES     AMOUNT   CAPITAL      STAGE        TOTAL
                                   ----------  --------  ----------  --------  -------  ------------  ----------
BALANCE, MARCH 29, 2001
 (INCEPTION)                        $      -   $     -   $       -   $     -   $     -   $        -    $      -

 Issuance of common stock
   to directors for services       1,500,000     1,500                                                    1,500

  Issuance of common stock
   to consultants for services     1,250,000     1,250                                                    1,250

  Issuance of common stock
    in connection with acquisition
    of marketable securities         350,000       350                          23,090                   23,440

  Issuance of common stock
    in connection with the
    joint venture                  1,000,000     1,000                          59,000                   60,000

  Issuance of common stock
    in connection with exercise
    of stock options               1,250,000     1,250                          61,250                   62,500

  Donated services by officers             -         -                           7,200                    7,200

  Net loss during year                     -         -           -         -         -      (17,103)    (17,103)
                                   ----------  --------  ----------  --------  -------  ------------  ----------
BALANCE AT DECEMBER 31, 2001
                                   5,350,000   $ 5,350           -    $    -  $150,540     ($17,103)  $ 138,787
                                   ==========  ========  ==========  ========  =======  ============  ==========

  Donated services by officers             -         -                           4,800                    4,800

  Net loss during year                     -         -           -         -         -      (37,639)    (37,639)
                                   ----------  --------  ----------  --------  -------  ------------  ----------
BALANCE AT DECEMBER 31, 2002
                                   5,350,000   $ 5,350           -    $    -  $155,340     ($54,742)  $ 105,948
                                   ==========  ========  ==========  ========  =======  ============  ==========

  Donated services by officers             -         -           -         -     4,800            -       4,800

  Exchange of common stock for
  preferred stock                 (3,675,000)   (3,675)    735,000       735     2,940            -           -

  Common split                    82,075,000         -           -         -         -            -           -

  Common stock cancelled          (1,120,000)      (22)          -         -        22            -           -

  Net loss during year                     -         -           -         -         -      (42,626)    (42,626)
                                   ----------  --------  ----------  --------  -------  ------------  ----------
BALANCE AT DECEMBER 31, 2003
                                  82,630,000   $ 1,653     735,000    $  735  $163,102     ($97,368)   $ 68,122
                                   ==========  ========  ==========  ========  =======  ============  ==========

  Common stock cancelled         (15,643,667)     (313)          -         -       313            -           -

  Preferred stock cancelled                -         -    (735,000)     (735)      735            -           -

  Donated services                         -         -           -         -         -       12,800      12,800

  Debt forgiveness                         -         -           -         -         -       17,287      17,287

  Issuance of common stock for cash  637,500        12           -         -   449,988            -     450,000



                                      F - 5

  Issuance of common stock for
    acquisition of Players Grille    394,736         8           -         -   449,992            -     450,000

  Issuance of common stock for
    acquisition of Netex d/b/a
    Countrywide Realty               400,000         8           -         -   431,992            -     432,000

  Net income during year                   -         -           -         -         -      116,389     116,389
                                   ----------  --------  ----------  --------  -------  ------------  ----------
BALANCE AT DECEMBER 31, 2004
                                  68,419,069   $ 1,368           -    $   - $1,526,208       $19,021 $1,546,597
                                   ==========  ========  ==========  ========  =======  ============  ==========








                     Read independent auditors' report
                The accompanying notes are an integral part
                       of these financial statements.

                    PREMIER DEVELOPMENT & INVESTMENT, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                        NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2001, 2002, 2003 AND 2004


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations
--------------------

Premier Development & Investment, Inc., ("Premier") a Nevada corporation organized on March 29, 2001, is a development stage company, and as such has devoted most of its efforts since inception to developing its business plan, issuing common stock, raising capital, establishing its accounting systems and other administrative functions.

Premier's strategy is to be a developer and operator of theme based restaurants and bars.

Consolidation
-------------

The consolidated financial statements include the accounts and balances of Premier, and its two wholly owned subsidiaries, Player's Grille ("Player's") and Netex d/b/a Countrywide Realty Services, Inc. ("Countrywide"), (collectively, the "Company"). All significant intercompany accounts and transactions have been eliminated in the consolidating process.

Revenue Recognition
-------------------

The Company records revenue on the accrual basis of accounting. The accrual basis of accounting provides for matching of revenues with expenses.

Cash Equivalents
----------------

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Marketable Securities
---------------------

Premier's security investment was acquired in conjunction with the issuance of its common stock or for services rendered, and is held principally for the purpose of selling them in the near term and is classified as trading securities. Trading securities are recorded at fair value on the balance sheet in current assets, with the change in fair value during the period included in operations.

Inventory
---------

Inventory, consisting mainly of food and beverage items, is stated at the lower of cost (first-in, first-out) or market.

Investment in Investee
----------------------

Premier issued 1,000,000 shares of its Class A voting common stock for a 20% interest in Coconut Grove Group, Ltd. This investment is accounted for using the equity method which is cost, as adjusted for Premier's proportionate share of undistributed earnings or losses as Premier could exercise significant influence over the financial and operating activities of Coconut Grove Group, Ltd. This investment was sold in fiscal 2004.

Equipment and Leasehold Improvements
------------------------------------

Equipment and leasehold improvements are stated at cost and includes expenditures, which substantially increase the useful lives of existing assets. Maintenance and repairs are charged to operations when incurred.

Depreciation of equipment and leasehold improvements is calculated using the straight-line method based on the respective assets estimated useful lives as follows:

Furniture & equipment                         7   years
Leasehold improvements                         5   years

Depreciation expense for the year ended December 31, 2004 was $61,951.

Goodwill
--------

The Company records its investment in goodwill in accordance with Financial Accounting Standards Board Statement No. 142 "Goodwill and Other Intangible Assets". Under this principle goodwill is not amortized, it is however tested for impairment at least on an annual basis. At December 31, 2004, the goodwill recorded was found not to be impaired.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes
------------

Premier records its federal and state tax liability in accordance with Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes". The deferred taxes payable are recorded for temporary differences between the recognition of income and expenses for tax and financial reporting purposes, using current tax rates. Deferred liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Earnings per Share
------------------

On March 3, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128, "Earnings Per Share", which provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of the entity.

Advertising Costs
-----------------

Premier expenses the production costs of advertising the first time the advertising takes place.

NOTE B - INVESTMENT IN INVESTEE

In connection with Premier's investment in Coconut Grove Group, Ltd. condensed financial information of the investee at December 31, 2003 is as follows:

                                                          2003
                                                          ----
     Sales                                               $3,500
     Gross Profit                                        $3,500
     Net income (loss) from continuing operations      $(14,000)
     Net income (loss)                                 $(14,000)

In fiscal 2004, this investment was sold with Premier taking back a non-interest bearing promissory note in the amount of $250,000, due July 31, 2005. The sale resulted in a gain of $198,737

NOTE C - ACQUISITIONS

On July 29, 2004 Premier acquired Netex d/b/a Countrywide Realty Services, Inc. (Countrywide). Countrywide is engaged in the mortgage broker business. The results of operations of Countrywide are included in the accompanying financial statements since the date of acquisition. Premier issued 400,000 of its $.00002 par value common stock valued at $432,000 in connection with this acquisition. The total cost of the acquisition exceeded the fair value of the net assets of Countrywide by $432,000. This excess is being recorded as goodwill.

On August 1, 2004 Premier acquired Players Grille, Inc. (Players). Players is engaged in the casual dining sports bar business. The results of operations of Players are included in the accompanying financial statements since the date of acquisition. Premier paid $325,000 in cash, issued a 5% promissory note in the amount of $225,000 and issued 394,736 of its $.00002 par value common stock valued at $450,000 in connection with this acquisition. The promissory note requires principal payments of $111,043 and $94,157 in 2005 and 2006, respectively. Of the common shares issued in this acquisition 197,368 shares are Rule 144 restricted common shares. The total cost of the acquisition exceeded the fair value of the net assets of Players by $436,586. This excess is being recorded as goodwill.

NOTE D - STOCK REGISTRATION

Premier has filed a registration statement with the Securities and Exchange Commission which was declared effective November 13, 2001, to register 6,735,000 shares of its $.001 par value Class A voting common stock on behalf of its stockholders'. In connection with the selling stockholders' registration and the incremental difference between the option and warrant exercise price compared to recent issuances of Premier's common stock, any offering costs (consisting of legal, accounting and filing fees) will be expensed as the benefit to the selling stockholders' and the incremental difference between the option and warrant exercise price compared to recent issuances of Premier's common stock do not allow the capitalization of such costs.

NOTE E - STOCK, WARRANT AND OPTION ISSUANCES

On April 20, 2004, Premier issued 500,000 shares of its $.00002 par value restricted common stock for cash in the amount of $350,000.

On September 30, 2004, Premier issued 137,500 shares of its $.00002 par value common stock for cash in the amount of $100,000.

On March 28, 2003, options to purchase 15,000 shares of Premier's $.001 par value Class A voting common shares at a purchase price of three dollars ($3.00) per share were issued to each director and to two individuals from to an unrelated entity (aggregating 75,000 options in total). The options vest immediately and expire on the fifth anniversary of the date of their issuance.

April 12, 2002, options to purchase 15,000 of Premier's $.001 par value Class A voting common shares at a purchase price of three dollars ($3.00) per share were issued to each director as compensation, in lieu of cash, for services. The options vest immediately and expire on the fifth anniversary of the date of their issuance.

On March 29, 2001, 500,000 shares of Premier's $.001 par value Class A voting common stock and an option to purchase 250,000 shares of Premier's Class A voting common stock at a purchase price of five cents ($0.05) per share was issued to each director as compensation, in lieu of cash, for services. The stock was issued under the provisions of Rule 144 of the Securities Act of 1933, as amended. The options vest immediately and expire on the fifth anniversary of the date of their issuance.

On March 29, 2001, 250,000 shares of Premier's $.001 par value Class A voting common stock and an option to purchase 250,000 shares of Premier's Class A voting common stock at a purchase price of five cents ($0.05) per share was issued to an unrelated entity for consulting services. The stock was issued under the provisions of Rule 144 of the Securities Act of 1933, as amended. The options vest immediately and expire on the fifth anniversary of the date of their issuance.

In addition, this entity was granted 500,000 warrants to purchase the same number of Premier's $.001 par value Class A voting common stock at a purchase price of four dollars ($4.00) per share. The warrants expired on December 31, 2003.

On March 29, 2001, 250,000 options to purchase the same number of Premier's $.001 par value Class A voting common stock at a purchase price of five cents ($0.05) per share was issued to an unrelated entity to develop an investor relations program. The options vest immediately and expire on the fifth anniversary of the date of their issuance.

On March 29, 2001, 1,000,000 shares of Premier's $.001 par value Class A voting common stock were issued to several unrelated entities for consulting services provided to Premier. The stock was issued under the provisions of Rule 144 of the Securities Act of 1933, as amended.

On March 31, 2001, 350,000 shares of Premier's $.001 par value Class A voting common stock and 500,000 warrants to purchase the same number of Premier's $.001 par value Class A voting common stock at a purchase price of four dollars ($4.00) per share were issued in conjunction with the acquisition of 50,000 shares of Inform Worldwide Holdings, Inc.(OTC "IWWH") from two separate unrelated entities under a stock purchase agreement. The stock was issued under the provisions of Rule 144 of the Securities Act of 1933, as amended. The warrants, which may be redeemed by Premier under certain restrictions, expired on December 31, 2003.

On May 15, 2001, an option to purchase 15,000 shares of Premier's .001 par value Class A voting common stock at a purchase price of two dollars ($2.00) per share were issued to each member of the nine person advisory board to assist Premier on specific matters as they related to the individual board members expertise. The options vest immediately and expire on the third anniversary of the date of their issuance.

On May 15, 2001 Premier issued 2,000,000 warrants in the form of a stock dividend to all shareholders of record on May 15, 2001. The warrants would be divided equally based upon the number of Class A shares held. Each warrant is exercisable into a share of the Company's Class A voting common stock at a price of four dollars ($4.00) per share. The warrants, which may be redeemed by Premier under certain restrictions, expired on December 31, 2003.

In conjunction with all of the above outstanding issues of Premiers' $.001 par value Class A voting common stock, it was agreed that all insiders of Premier, including, but not limited to, officers, directors, and employees, shall enter into a binding Stock Lock-Up Agreement preventing the sale of any Class A voting common stock of Premier for a minimum of one-hundred eighty (180) days after the date that Premier's Class A voting common stock makes its first trade on the OTC Bulletin Board.

On July 30, 2001, 1,000,000 shares of Premier's $.001 par value Class A voting common shares were issued in conjunction with receiving a 20% interest in Coconut Grove Group, Ltd (the "Venture"). The stock was issued under the provisions of Rule 144 of the Securities Act of 1933. Premier will be involved in the day-to-day activities of the Venture, and will receive a quarterly fee equal to the greater of 1.5% of the Venture's net profits or $5,000. Profits will be allocated based upon ownership interests after withholding 35% for growth and expansion. Losses will be allocated and owing based upon ownership interest.

On November 30, 2001, owners of 750,000 of the $.05 stock options exercised the options. In connection with the exercise of the options, Premier was issued promissory notes in the amount of $36,000 in lieu of cash. In addition, owners of 500,000 of the $.05 stock options exercised the options. In connection with the exercise of these options, the entities elected to remit payment for some goods and services received by Premier in lieu of payment of cash to Premier. In both instances, the amount of non-cash payment to Premier is shown as a reduction in stockholder's equity as common stock subscribed.


NOTE F - RELATED PARTY TRANSACTIONS

Premier utilizes a portion of a shareholder's corporate office as its primary office without charge.

NOTE G - DONATED SERVICES

For the year ended December 31, 2004, 2003, 2002 and 2001 the president and secretary of Premier performed services on behalf of Premier with a fair value of $4,800, $4,800, $4,800 and $7,200, respectively. The donated value of these services was recorded as contributed capital.

NOTE H - STOCK SPLIT

On March 28, 2003, the Board of Directors authorized a 50 for 1 stock split, thereby increasing the number of authorized shares from 25,000,000 to 1,250,000,000 and decreasing the par value of each share from $.001 to $.00002. All references in the accompanying financial statements to the number of common shares and per share amounts for 2002 and 2001 have been restated to reflect the stock split.

NOTE I - PREFERRED STOCK

The Company's preferred stock pays an annual 4% dividend, payable in preferred stock. After holding the preferred stock for a minimum of one year, the holder may opt to convert it into registered shares of common stock at a ratio of five shares of common stock for each share of preferred stock converted. Additionally, the Company reserves the right to call for the conversion of the preferred stock at any time after the minimum one-year holding period.

All of the preferred shares were converted into Class A common stock in 2004.

NOTE J - COMMITMENTS & CONTINGENCIES

Operating Leases

The Company (through its Player's subsidiary) leases restaurant space and restaurant/office equipment under long-term operating leases. Future minimum lease payments required under these operating leases is as follows:

    December 31,                                      Amount

        2005                                         $161,489
        2006                                          157,994
        2007 and thereafter                           108,090
                  Total                              $597,265

Rent expense for the period ended December 31, 2004 was $64,598.

NOTE K - SEGMENT INFORMATION

For the year ended December 31, 2004, the Company operated in two business segments; in a joint venture with an investee (Premier) and casual sports bar dining (Players). Separate management of each segment is required because each business unit is subject to different marketing, delivery and technology strategies.

At December 31, 2004, and for the year then ended, information on reportable segments is as follows:

                            Investee       Sports Bar                   Consolidated
                          Joint Venture      Dining         Other          Totals
                          --------------  -------------  ------------  --------------
   External revenues        $   53,000     $  437,064     $ 53,883      $  542,947
                           ============    ===========    ==========    ============
   Intersegment revenues    $        -     $        -     $      -      $        -
                           ============    ===========    ==========    ============
   Interest expense, net    $        -     $        -     $      -      $        -
                           ============    ===========    ==========    ============
   Depreciation             $        -     $   61,951     $      -      $   61,951
                           ============    ===========    ==========    ============
   Loss from continuing
      operations            $  (20,378)    $  (36,323)    $  3,383      $  (53,318)
                           ============    ===========    ==========    ============
   Loss from discontinued
      operations            $        -     $        -     $      -      $        -
                           ============    ===========    ==========    ============


                     PREMIER DEVELOPMENT & INVESTMENT, INC.
                           CONSOLIDATED BALANCE SHEET

                                                       March 31,    December 31,
                                                         2005           2004
                                                      (unaudited)    (audited)
                                                      -----------   ------------
                                     ASSETS

Current  assets:
     Cash and cash equivalents                         $122,459      $146,934
     Marketable securities                                5,000         5,000
     Due from affiliate                                   2,508         2,508
     Inventory                                           23,275        20,279
     Prepaid expenses                                    15,501        16,244
     Promissory note                                    220,000       250,000
     Other                                                2,341             -
                                                     ----------    ----------
     Total current assets                              $391,084      $440,965
                                                     ----------    ----------
Other assets:
     Equipment and leasehold improvements              $558,016      $551,696
       Less accumulated depreciation                    (98,567)      (61,951)
                                                     ----------    ----------
                                                        459,449       489,745

     Goodwill                                           868,586       868,586
     Other                                                    -         4,149
                                                     ----------    ----------
     Total assets                                    $1,719,119    $1,803,445
                                                     ==========    ==========

                                   LIABILITIES

Current liabilities:
     Accounts payable                                    $1,500        $2,571
     Deferred tax                                        29,077        29,077
     Promissory note                                    111,043       111,043
     Due to affiliated companies controlled
      by a shareholder                                        -        20,000
                                                     ----------    ----------
    Total current liabilities                         $141,620      $162,691
                                                     ----------    ----------

    Promissory note                                     64,427             -

    Total liabilities                                 $206,047      $162,691
                                                     ==========    ==========
Stockholders'  equity:
    Common stock, class A, $0.00002 par value
       1,250,000,000 authorized;
       68,424,069 and 68,424,069 shares
       issued and outstanding, respectively             $ 1,368       $ 1,368
    Common stock, class B, $0.001 par value
       10,000,000 authorized;
       -0- and -0- shares
       issued and outstanding, respectively                   -             -
    Preferred stock, $0.001 par value
       20,000,000 authorized;
       -0- and -0- shares
       issued and outstanding, respectively                   -             -
    Additional paid in capital                        1,526,208     1,526,209
    Accumulated earnings (deficit)                      (14,504)       19,021
                                                     ----------    ----------
                                                      1,513,072     1,546,598

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $1,719,119    $1,803,445
                                                     ==========    ==========

                      PREMIER DEVELOPMENT & INVESTMENT, INC.
                       CONSOLIDATED STATEMENT OF OPERATIONS
                                   (unaudited)


                                                    3-months         3-months
                                                      Ended            Ended
                                                     3/31/05          3/31/04
                                                  -------------    -------------

Revenues                                             $347,616            $8,000

Cost of goods sold                                    161,824                 -

Gross profit                                          185,792             8,000

General and administrative expenses                   219,317            14,330
                                                      --------          --------
Gain (Loss) on operations                             (33,525)           (6,330)
                                                      ========          ========
Other income (expense)                                      -            (1,600)

Net income (loss)                                     (33,525)           (7,930)
                                                      ========          ========

(Loss) per common share

    Basic                                                NIL              NIL
                                                      =========        =========

    Fully diluted                                        NIL              NIL
                                                      =========        =========
Weighted average number of shares
    Basic                                            68,424,069       77,411,306

    Fully diluted                                    72,924,069       89,411,306


                      PREMIER DEVELOPMENT & INVESTMENT, INC.
                       CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (unaudited)

                                                    3-months         3-months
                                                      Ended            Ended
                                                     3/31/05          3/31/04
                                                  -------------    -------------
Cash flows from operating activities:
   Net (loss) earnings                              ($33,525)         ($7,930)
   Adjustments to reconcile net (loss) to
    cash provided by (used) in operating
    activities:

      Depreciation                                    36,616                -
      Equity in (earnings) loss of investee                -            1,600
      Retirement of debt                                   -          (5,000)
      Donated services of officers                         -            1,200
      Donated services of affiliates                       -            4,000
      Increase in payables                                 -                -
      Increase in receivables                              -                -
      Decrease in prepaid expenses                       743                -
      (Increase) in inventory                         (2,996)               -
      (Increase) in other                             (2,341)               -
      Decrease in other assets                         4,149                -
      (Decrease) in accounts payable                  (1,072)               -
      (Decrease) in due to affiliate                 (20,000)               -
                                                    --------         --------
   Total adjustments                                  15,099            1,800
                                                    --------         --------
   Net cash provided by (used) in operations        ($18,426)         ($6,130)
                                                    --------         --------
CASH FLOWS PROVIDED BY INVESTING ACTIVITIES
   Purchase of equipment and leasehold improvements   (6,319)               -
   Proceeds from promissory note receivable           30,000                -
                                                    --------         --------
   Net cash provided by (used)
     by investing activities                         $23,681                -

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
   Stock subscriptions received                            -           28,004
   Repayment of promissory note payable              (29,730)               -

Net increase (decrease) in cash                     ($24,474)         $31,874

Cash at beginning of the period                      146,934               33
                                                    --------         --------
Cash at end of the period                           $122,459         $ 21,907
                                                    ========         ========

                    PREMIER DEVELOPMENT & INVESTMENT, INC.
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                  MARCH 29, 2001 (INCEPTION) TO MARCH 31,2005
                                  (UNAUDITED)

                                                                                           DEFICIT
                                                                                         ACCUMULATED
                                        COMMON STOCK        PREFERRED STOCK               DURING THE
                                          CLASS A               CLASS A        PAID-IN   DEVELOPMENT
                                     SHARES     AMOUNT     SHARES     AMOUNT   CAPITAL      STAGE        TOTAL
                                   ----------  --------  ----------  --------  -------  ------------  ----------
BALANCE, MARCH 29, 2001
 (INCEPTION)                        $      -   $     -   $       -   $     -   $     -   $        -    $      -

 Issuance of common stock
   to directors for services       1,500,000     1,500                                                    1,500

  Issuance of common stock
   to consultants for services     1,250,000     1,250                                                    1,250

  Issuance of common stock
    in connection with acquisition
    of marketable securities         350,000       350                          23,090                   23,440

  Issuance of common stock
    in connection with the
    joint venture                  1,000,000     1,000                          59,000                   60,000

  Issuance of common stock
    in connection with exercise
    of stock options               1,250,000     1,250                          61,250                   62,500

  Donated services by officers             -         -                           7,200                    7,200

  Net loss during period                   -         -           -         -         -      (17,103)    (17,103)
                                   ----------  --------  ----------  --------  -------  ------------  ----------
BALANCE AT DECEMBER 31, 2001
(AUDITED)                          5,350,000   $ 5,350           -    $    -  $150,540     $(17,103)  $ 138,787
                                   ==========  ========  ==========  ========  =======  ============  ==========

  Donated services by officers             -         -                           4,800                    4,800

  Net loss during period                   -         -           -         -         -      (37,639)    (37,639)
                                   ----------  --------  ----------  --------  -------  ------------  ----------
BALANCE AT DECEMBER 31, 2002
(AUDITED)                          5,350,000   $ 5,350           -    $    -  $155,340     $(54,742)  $ 105,948
                                   ==========  ========  ==========  ========  =======  ============  ==========

  Donated services by officers             -         -           -         -     4,800            -       4,800

  Exchange of common stock for
  preferred stock                 (3,675,000)   (3,675)    735,000       735     2,940            -           -

  Common split                    82,075,000         -           -         -         -            -           -

  Common stock cancelled          (1,120,000)      (22)          -         -        22            -           -

  Net loss during year                     -         -           -         -         -      (42,626)    (42,626)
                                   ----------  --------  ----------  --------  -------  ------------  ----------
BALANCE AT DECEMBER 31, 2003
(AUDITED)                         82,630,000   $ 1,653     735,000    $  735  $163,102     ($97,368)   $ 68,122
                                   ==========  ========  ==========  ========  =======  ============  ==========
  Common stock cancelled         (15,490,799)     (313)          -         -       313            -           -

  Preferred stock cancelled                -         -    (735,000)     (735)      735            -           -

  Donated services                         -         -           -         -         -       12,800      12,800

  Debt forgiveness                         -         -           -         -         -       17,287      17,287

  Issuance of common stock for cash  687,500        12           -         -   449,988            -     450,000

  Issuance of common stock for
    acquisition of Players Grille    197,368         8           -         -   449,992            -     450,000



                                     F - 16

  Issuance of common stock for
    acquisition of Netex d/b/a
    Countrywide Realty               400,000         8           -         -   431,992            -     432,000

  Net income during year                   -         -           -         -         -      116,389     116,389
                                   ----------  --------  ----------  --------  -------  ------------  ----------
BALANCE AT DECEMBER 31, 2004
                                  68,424,069   $ 1,368           -    $   - $1,526,208       $19,021 $1,546,597
                                   ==========  ========  ==========  ========  =======  ============  ==========

  Net loss during period                   -         -           -         -         -      (33,525)    (33,525)
                                   ----------  --------  ----------  --------  -------  ------------  ----------
BALANCE AT MARCH 31, 2005
(UNAUDITED)                       68,424,069   $ 1,368           -    $    -$1,526,208     ($14,504) $1,513,072
                                   ==========  ========  ==========  ========  =======  ============  ==========


                     PREMIER DEVELOPMENT & INVESTMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2005
                                   (UNAUDITED)


NOTE  A  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

Nature of Operations
--------------------

Premier Development & Investment, Inc., ("Premier") a Nevada corporation organized on March 29, 2001, is a development stage company, and as such has devoted most of its efforts since inception to developing its business plan, issuing common stock, raising capital, establishing its accounting systems and other administrative functions.

Premier's strategy is to be a developer and operator of theme based restaurants and bars.

Interim  Unaudited  Financial  Statements
--------------------------------------

The interim financial statements are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods. The results of operations for the three-months ended March 31, 2005 are not necessarily indicative of the results for the entire fiscal year. The financial statements included herein are presented in accordance with the requirements of Form 10-QSB and consequently do not include all of the disclosures normally made in the registrant's annual Form 10-KSB filing. These financial statements should be read in conjunction the with audited financial statements and notes thereto contained in the Company's Annual Report for the fiscal year ended on December 31, 2004 filed on Form 10-KSB on April 7, 2005.

Consolidation
-------------

The consolidated financial statements include the accounts and balances of Premier, and its two wholly owned subsidiaries, Player's Grille ("Player's") and Netex d/b/a Countrywide Realty Services, Inc. ("Countrywide"), (collectively, the "Company"). All significant intercompany accounts and transactions have been eliminated in the consolidating process.

Going Concern
-------------

The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred an overall net loss from its inception on March 29, 2001 through March 31, 2005. The Company does not have an established source of revenue sufficient to cover its operating costs and, accordingly, there is substantial doubt about its ability to continue as a going concern.

In order to develop an established source of revenues, and achieve a profitable level of operations, the Company will need, among other things, additional capital resources. Management has formulated a plan to raise additional funding though private equity sales, providing consulting services, expanding upon its Players Grille concept, acquiring existing and profitable restaurant concepts, forming new joint venture projects, and continued contributions from the executive officers and members of the Board of Directors. All together these events should allow the Company to meet its forecasted working capital and capital expenditures for the next 12 months of operations. However, Management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Marketable Securities
---------------------

Premier's security investments that were acquired in conjunction with the issuance of its common stock are held principally for the purpose of selling them in the near-term and are classified as trading securities. Trading securities are recorded at fair value on the balance sheet in current assets, with the change in fair value during the period included in operations.

Investment in Investee
----------------------

Premier issued 50,000,000 (adjusted for a 50-for-1 forward stock split effected April 11, 2003) shares of its Class A voting common stock for a 20% interest in Coconut Grove Group, Ltd. This investment is accounted for using the equity method which is cost, as adjusted for Premier's proportionate share of undistributed earnings or losses as Premier can exercise significant influence over the financial and operating activities of Coconut Grove Group, Ltd. This investment was sold in fiscal 2004.

Equipment  and  Leasehold  Improvements
------------------------------------

Equipment and leasehold improvements are stated at cost and includes expenditures, which substantially increase the useful lives of existing assets. Maintenance and repairs are charged to operations when incurred.

Depreciation of equipment and leasehold improvements is calculated using the straight-line method based on the respective assets estimated useful lives as follows:

Furniture  &  equipment                         7   years
Leasehold  improvements                         5   years

Depreciation  expense  for  the  year  ended  December  31,  2004  was  $61,951.

Goodwill
--------

The Company records its investment in goodwill in accordance with Financial Accounting Standards Board Statement No. 142 "Goodwill and Other Intangible Assets". Under this principle goodwill is not amortized, it is however tested for impairment at least on an annual basis. As of March 31, 2005, the goodwill recorded was found not to be impaired.

Concentration of Credit Risk
----------------------------

Financial instruments, which subject the Company to credit risk, consist primarily of cash and cash equivalents arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions, however, cash balances have exceeded the FDIC insured levels at various times during the year.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes
------------

Premier records its federal and state tax liability in accordance with Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes". The deferred taxes payable are recorded for temporary differences between the recognition of income and expenses for tax and financial reporting purposes, using current tax rates. Deferred liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Earnings per Share
------------------

On March 3, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128, "Earnings Per Share", which provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of the entity.

Premier adopted this pronouncement during the period and as such reported the basic earnings per share, based on the weighted average number of shares outstanding, and the fully diluted earnings per share as though all shares of Class A common stock issuable by Premier were outstanding, which includes 4,500,000 options to purchase common stock.

Advertising Costs
-----------------

Premier expenses the production costs of advertising the first time the advertising takes place.

Fiscal Year
-----------

The Company elected December 31 as its fiscal year end.

NOTE B - ACQUISITIONS

On July 29, 2004 Premier acquired Netex d/b/a Countrywide Realty Services, Inc. (Countrywide). Countrywide is engaged in the mortgage broker business. The results of operations of Countrywide are included in the accompanying financial statements since the date of acquisition. Premier issued 400,000 of its $.00002 par value common stock valued at $432,000 in connection with this acquisition. The total cost of the acquisition exceeded the fair value of the net assets of Countrywide by $432,000. This excess is being recorded as goodwill.

On August 1, 2004 Premier acquired Players Grille, Inc. (Players). Players is engaged in the casual dining sports bar business. The results of operations of Players are included in the accompanying financial statements since the date of acquisition. Premier paid $325,000 in cash, issued a 5% promissory note in the amount of $225,000 and issued 394,736 of its $.00002 par value common stock valued at $450,000 in connection with this acquisition. The promissory note requires principal payments of $111,043 and $94,157 in 2005 and 2006, respectively. Of the common shares issued in this acquisition 197,368 shares are Rule 144 restricted common shares. The total cost of the acquisition exceeded the fair value of the net assets of Players by $436,586. This excess is being recorded as goodwill.

NOTE C - STOCK REGISTRATION

Premier has filed a registration statement with the Securities and Exchange Commission which was declared effective November 13, 2001, to register 6,735,000 shares of its $.001 par value Class A voting common stock on behalf of its stockholders'. In connection with the selling stockholders' registration and the incremental difference between the option and warrant exercise price compared to recent issuances of Premier's common stock, any offering costs (consisting of legal, accounting and filing fees) will be expensed as the benefit to the selling stockholders' and the incremental difference between the option and warrant exercise price compared to recent issuances of Premier's common stock do not allow the capitalization of such costs.

NOTE D - STOCK, WARRANT AND OPTION ISSUANCES

On March 29, 2001, 500,000 shares of Premier's $.001 par value Class A voting common stock and an option to purchase 250,000 shares of Premier's Class A voting common stock at a purchase price of five cents ($0.05) per share was issued to each director as compensation, in lieu of cash, for services. The stock was issued under the provisions of Rule 144 of the Securities Act of 1933, as amended. The options vest immediately and expire on the fifth anniversary of the date of their issuance.

On March 29, 2001, 250,000 shares of Premier's $.001 par value Class A voting common stock and an option to purchase 250,000 shares of Premier's Class A voting common stock at a purchase price of five cents ($0.05) per share was issued to an unrelated entity for consulting services. The stock was issued under the provisions of Rule 144 of the Securities Act of 1933, as amended. The options vest immediately and expire on the fifth anniversary of the date of their issuance.

In addition, this entity was granted 500,000 warrants to purchase the same number of Premier's $.001 par value Class A voting common stock at a purchase price of four dollars ($4.00) per share. The warrants expired on December 31, 2003.

On March 29, 2001, 250,000 options to purchase the same number of Premier's $.001 par value Class A voting common stock at a purchase price of five cents ($0.05) per share was issued to an unrelated entity to develop an investor relations program. The options vest immediately and expire on the fifth anniversary of the date of their issuance.

On March 29, 2001, 1,000,000 shares of Premier's $.001 par value Class A voting common stock was issued to several unrelated entities for consulting services provided to Premier. The stock was issued under the provisions of Rule 144 of the Securities Act of 1933, as amended.

On March 31, 2001, 350,000 shares of Premier's $.001 par value Class A voting common stock and 500,000 warrants to purchase the same number of Premier's $.001 par value Class A voting common stock at a purchase price of four dollars ($4.00) per share were issued in conjunction with the acquisition of 50,000 shares of Inform Worldwide Holdings, Inc.(OTC "IWWH") from two separate unrelated entities under a stock purchase agreement. The stock was issued under the provisions of Rule 144 of the Securities Act of 1933, as amended. The warrants, which may be redeemed by Premier under certain restrictions, expired on December 31, 2003.

On May 15, 2001, 15,000 options to purchase the same number of Premier's .001 par value Class A voting common stock at a purchase price of two dollars ($2.00) per share were issued to each member of the nine person advisory board to assist Premier on specific matters as they related to the individual board members expertise. The options vest immediately and expire on the third anniversary of the date of their issuance.

On May 15, 2001 Premier issued 2,000,000 warrants in the form of a stock dividend to all shareholders of record on May 15, 2001. The warrants would be divided equally based upon the number of Class A shares held. Each warrant is exercisable into a share of the Company's Class A voting common stock at a price of four dollars ($4.00) per share. The warrants, which may be redeemed by Premier under certain restrictions, expired on December 31, 2003.

In conjunction with all of the above outstanding issues of Premiers' $.001 par value Class A voting common stock, it was agreed that all insiders of Premier, including, but not limited to, officers, directors, and employees, shall enter into a binding Stock Lock-Up Agreement preventing the sale of any Class A voting common stock of Premier for a minimum of one-hundred eighty (180) days after the date that Premier's Class A voting common stock makes its first trade on the OTC Bulletin Board.

On July 30, 2001, 1,000,000 shares of Premier's $.001 par value Class A voting common shares were issued in conjunction with receiving a 20% interest in Coconut Grove Group, Ltd (the "Venture"). The stock was issued under the provisions of Rule 144 of the Securities Act of 1933. Premier will be involved in the day-to-day activities of the Venture, and will receive a quarterly fee equal to the greater of 1.5% of the Venture's net profits or $5,000. Profits will be allocated based upon ownership interests after withholding 35% for growth and expansion. Losses will be allocated and owing based upon ownership interest.

On November 30, 2001, owners of 750,000 of the $.05 stock options exercised the options. In connection with the exercise of the options, Premier was issued promissory notes in the amount of $36,000 in lieu of cash. In addition, owners of 500,000 of the $.05 stock options exercised the options. In connection with the exercise of these options, the entities elected to remit payment for some goods and services received by Premier in lieu of payment of cash to Premier. In both instances, the amount of non-cash payment to Premier is shown as a reduction in stockholder's equity as common stock subscribed.

On April 12, 2002, Premier issued an aggregate of 45,000 options (15,000 to each member of its three person Board of Directors) to purchase shares of Premier's Class A voting common stock at a purchase price of three-dollars ($3.00) per share. These options, issued to each director and officer as compensation, in lieu of cash, for services, were "out-of-the-money" when issued and therefore were recorded as having no value at the time of issue. The options vested immediately and expire on the fifth anniversary of the date of their issuance.

On April 20, 2004, Premier issued 500,000 shares of its $.00002 par value restricted common stock for cash in the amount of $350,000.

On September 30, 2004, Premier issued 137,500 shares of its $.00002 par value common stock for cash in the amount of $100,000

NOTE E - RELATED PARTY TRANSACTIONS

Andrew Jones, our Treasurer and Secretary, currently provides us with approximately 150 square feet of office space free of charge in an office building he leases in Dallas, Texas. Mr. Jones has no plans to begin charging us rent during the current fiscal year for the usage of this space.

NOTE F - DONATED SERVICES

For the three-months ended March 31, 2005, Eric R. Boyer, Premier's President and Chief Executive Officer, performed services on behalf of Premier with a fair market value of $600 and Andrew Jones, Premier's Secretary and Treasurer, performed services on behalf of Premier with a fair value of $600.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 78.751 of the Nevada Revised Statutes provides for the indemnification of our officers, directors, employees and agents under certain circumstances, for any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expenses" includes, without limitation, attorney's fees and any expenses, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection wit the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in our best interests and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

     Article VI of our Articles of Incorporation provides that our directors and officers shall be protected from personal liability to the fullest extent permitted by law. Additionally, Article X of our Bylaws contains provisions for the indemnification of our directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons by and through the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


ITEM 25.  OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION.

     Other expenses in connection for the issuance and distribution of the securities being registered in this registration statement are set in the following table:

ITEM                             AMOUNT
----                             ------

SEC Registration Fee              $548
Transfer Agent Fees*             3,500
Legal Fees*                      6,500
Printing and Engraving Costs*    1,000
Miscellaneous*                   1,500
                              --------
     Total                     $13,048

* Estimated expenses

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     On January 30, 2003 we announced a Share Exchange Offer to our stockholders of record. Under the terms of this Share Exchange stockholders were allowed to exchange their common stock into shares of $25 Convertible Preferred Class A stock. The exchange ratio was set for every five shares of common stock tendered stockholders would receive one share of the new preferred stock. The Share Exchange Offer expired on February 28, 2003.

     Prior to the Share Exchange Offer we had 5,350,000 shares of common stock issued and outstanding. Our stockholders tendered an aggregate of 3,675,000 shares of common stock in exchange for 735,000 shares of the new preferred stock. Our Board of Directors ordered the cancellation of the shares of common stock tendered in this Share Exchange Offer which resulted in us reducing our issued and outstanding shares of common stock to an aggregate of 1,675,000 shares.

     On April 11, 2003 we undertook a 50-for-1 forward stock split of our common stock. After the forward stock split we had 83,750,000 shares issued and outstanding. The purpose of this forward stock split was to enhance the liquidity of our common stock on the OTC Bulletin Board.

     In April 2004, the Company issued 550,000 shares of common stock to an investor for $350,000, or approximately $0.636 per share. In connection with this issuance, the Company relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. The investor had access to all relevant information relating to the Company and represented that he had the required investment intent. In addition, the securities issued bore an appropriate restrictive legend.

     In August 2004, the Company issued 400,000 shares of common stock in connection with its acquisition of Netex, Inc. d/b/a/ Countrywide Realty Services. The shares of common stock issued were valued at $432,000, or approximately $1.08 per share. In connection with this issuance, the Company relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. By virtue of the relationship with the Company, and having had access to all relevant information relating to the Company, he represented that he had the required investment intent. In addition, the securities issued bore an appropriate restrictive legend. These shares were cancelled on April 1, 2005 upon the rescinding of the Countrywide acquisition.

     In August 2004, the Company issued 197,368 shares of common stock to two individuals (each individual received 98,684) in connection with its acquisition of Players Grille, Inc. The shares of common stock issued were valued at $1.14, or approximately $225,000 per share. In connection with this issuance, the Company relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. By virtue of the relationship with the Company, and having had access to all relevant information relating to the Company, they represented that they had the required investment intent. In addition, the securities issued bore an appropriate restrictive legend.

     In September 2004, the Company issued 137,500 shares of common stock to an investor for $100,000, or approximately $0.727 per share. In connection with this issuance, the Company relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. The investor had access to all relevant information relating to the Company and represented that he had the required investment intent. In addition, the securities issued bore an appropriate restrictive legend.

     In September 2004, the Company issued 1,159,421 shares of common stock to an investor for $1,000,000 in restricted stock of Data Evolutions Corporation, or approximately $0.8625 per share. In connection with this issuance, the Company relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. The investor had access to all relevant information relating to the Company and represented that he had the required investment intent. In addition, the securities issued bore an appropriate restrictive legend.

     On June 9, 2005 we undertook a 1-for-200 reverse stock split of our common stock. After the reverse stock split we had 332,105 shares issued and outstanding. This reverse stock split was part of a capital restructuring aimed at raising additional funds to build additional Players Grille units.

     On June 13, 2005 we issued a dividend of 1,329,983 non-transferable $3.50 Series A Warrants to stockholders of record on June 8, 2005. Each warrant entitles its holder to purchase one share of common stock for a price of $3.50. Unless otherwise extended by the Company, the warrants expire on December 31, 2007.


ITEM 27.  EXHIBITS.

     The following is a complete list of exhibits filed as part of this registration statement, which are incorporated herein.


Exhibit
Number   Description
-------  -----------

3.1*     Articles of Incorporation
3.2*     Certificate of Incorporation
3.3*     Certificate of Acceptance of Appointment by Resident Agent
3.4*     By-Laws
4.1*     Specimen copy of stock certificate for common stock
4.2 Specimen copy of $3.50 Series A Warrant Certificate underlying the common shares being registered in this registration statement
5.1      Opinion and Consent of the Law Firm of William M. Ziering
23.1     Consent of Baumann, Raymondo & Company, PA, dated July 11, 2005
23.2     Consent of William M. Ziering, Esq. (included in Exhibit 5.1 herein)
-----------------
* Incorporated by reference to registration statement on Form SB-2 (No. 333-65318) filed July 18, 2001.


ITEM 28.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes as follows:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities
Act;

(ii) Reflect in the prospectus any facts or events arising after the effective date of which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

2. The undersigned Registrant will, for purposes of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. The undersigned Registrant will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above in Item 24, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on this 12th day of July, 2005.

                              Premier Development & Investment, Inc.



                              By: /s/ Andrew L. Jones
                              -------------------------------------
                              Andrew L. Jones
                              President, Chairman, CEO, Treasurer,
                              and Secretary

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

/s/ Andrew L. Jones           Chairman, President, CEO,
----------------------        Treasurer and Secretary         July 12, 2005
Andrew L. Jones